                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant: [X]

Filed by a Party other than the Registrant: [_]

Check the appropriate box:

                                          [_]CONFIDENTIAL, FOR USE OF THE
[_] Preliminary Proxy Statement              COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            CELL THERAPEUTICS, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee was calculated and state how it was determined):
        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------

    (5) Total fee paid:
        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.
    ----------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:
        -----------------------------------------------------------------------

    (3) Filing Party:
        -----------------------------------------------------------------------

    (4) Date Filed:
        -----------------------------------------------------------------------

LOGO
                                     T 206 . 282 . 7100 F 206 . 284 . 6206

                                                                   May 27, 1997

Dear Shareholder:

You are cordially invited to attend the Cell Therapeutics, Inc. ("cti") Annual Meeting of Shareholders, to be held at 11:00 a.m. on Wednesday, June 18, 1997, at the Columbia Tower Club, 7600 Columbia Center, 701 Fifth Avenue, Seattle, Washington 98104.

Information concerning the business to be conducted at the meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. At the meeting, we also will report on the operations of cti and respond to any questions you may have.

A copy of the 1996 Annual Report to Shareholders is also enclosed.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. If you attend the meeting, you will, of course, have the right to vote in person. Shareholders who plan to attend the meeting in person are requested to promptly return the enclosed postage paid attendance card to provide us with an estimate of the number of persons to expect for the Annual Meeting.

I look forward to greeting you personally, and on behalf of the Board of Directors and Management, I would like to express our appreciation for your interest in cti.

Sincerely,

LOGO

James A. Bianco, M.D.

President &

Chief Executive Officer

Shareholder

  Cell Therapeutics, Inc. 201 Elliott Ave West Suite #400, Seattle, WA 98119

                            CELL THERAPEUTICS, INC.
                      201 ELLIOTT AVENUE WEST, SUITE 400
                               SEATTLE, WA 98119

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            WEDNESDAY, JUNE 18, 1997

To Our Shareholders:

  The Annual Meeting of Shareholders of Cell Therapeutics, Inc. ("cti" or the "Company") will be held at 11:00 a.m., on Wednesday, June 18, 1997, at the Columbia Tower Club, 7600 Columbia Center, 701 Fifth Avenue, Seattle, Washington 98104 for the following purposes:

  (1) To elect three Class III Directors, each to serve until the 2000 Annual Meeting, one Class II Director, to serve until the 1999 Annual Meeting, and one Class I Director, to serve until the 1998 Annual Meeting;

  (2) To approve certain amendments to the Company's 1994 Equity Incentive
      Plan;

  (3) To approve certain option grants to non-employee Directors under the Company's 1994 Equity Incentive Plan;

  (4) To approve an amendment to the Company's 1996 Employee Stock Purchase
      Plan;

  (5) To ratify the selection of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 1997; and

  (6) To transact such other business as may properly come before the meeting, and all adjournments and postponements thereof.

  All shareholders are invited to attend the meeting. Shareholders of record at the close of business on May 21, 1997, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting and all adjournments and postponements thereof. A complete list of shareholders entitled to notice of, and vote at, the meeting will be open to examination by the shareholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 201 Elliott Avenue West, Suite 400, Seattle, Washington 98119.

  Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope.

                                      By Order of the Board of Directors
                                      LOGO
                                      Michael J. Kennedy
                                      Secretary


Seattle, Washington
May 27, 1997

          YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN,
            DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE
                ENCLOSED ENVELOPE REGARDLESS OF WHETHER OR NOT
                        YOU PLAN TO ATTEND THE MEETING.

                            CELL THERAPEUTICS, INC.
                      201 ELLIOTT AVENUE WEST, SUITE 400
                               SEATTLE, WA 98119

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         INFORMATION REGARDING PROXIES

GENERAL

  This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Cell Therapeutics, Inc. ("cti" or the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting"), to be held at 11:00 a.m. on Wednesday, June 18, 1997, at the Columbia Tower Club, 7600 Columbia Center, 701 Fifth Avenue, Seattle, Washington 98104, and at any adjournment thereof. Only shareholders of record on the books of the Company at the close of business on May 21, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting.

  At the Annual Meeting, shareholders will be asked to elect three Class III Directors, each to serve until the 2000 Annual Meeting, one Class II Director, to serve until the 1999 Annual Meeting, and one Class I Director, to serve until the 1998 Annual Meeting. Shareholders will also be asked to approve certain amendments to the Company's 1994 Equity Incentive Plan, to approve certain option grants to non-employee Directors under the 1994 Equity Incentive Plan, to approve an amendment to the Company's 1996 Employee Stock Purchase Plan, and to ratify the selection of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 1997.

  It is anticipated that these proxy solicitation materials will be sent to shareholders on or prior to May 27, 1997.

SOLICITATION OF PROXIES

  This solicitation is made on behalf of the Board of Directors of the Company. All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers, Directors or other regular employees of the Company may solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to such persons for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

  Each share of common stock, without par value ("Common Stock"), of the Company outstanding on the Record Date is entitled to one vote per share at the Annual Meeting. The Company presently has no other class of capital stock outstanding and entitled to be voted at the Annual Meeting. At the close of business on the Record Date, there were issued and outstanding 13,028,377 shares of Common Stock. The presence at the Annual Meeting in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of all business at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes against Proposals II, III, IV and V. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

  All shares of Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the Board's nominees for Director, FOR the approval of Proposals II, III, IV and V and in accordance with the proxy-holder's best judgment as to any other matters raised at the Annual Meeting.

REVOCABILITY OF PROXIES

  Any shareholder of record executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to Michael J. Kennedy, Secretary of the Company, at the Company's principal executive offices, by executing and delivering another proxy dated as of a later date or by voting in person at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of Common Stock, as of April 15, 1997 by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, (ii) each of the Company's Directors and nominees for Director, (iii) each executive officer of the Company named in the Summary Compensation Table herein, and (iv) all Directors and executive officers as a group:

                                              NUMBER OF SHARES     PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIALLY OWNED(1) OWNERSHIP(1)
------------------------------------        --------------------- ------------
The International Biotechnology Trust             1,358,156          10.42%
 plc(2)....................................
 c/o Rothschild Asset Management Limited
 Five Arrows House
 St. Swithen's Lane
 London, England EC4N 8NR
Kummell Investments Limited(3).............       1,287,456           9.88
 922 Europort
 Gibraltar
LGT Capital................................       1,000,000           7.68
 50 California Street, 27th Floor
 San Francisco, CA 94104
Collinson Howe Venture Partners(4).........         948,801           7.28
 1055 Washington Boulevard
 Stamford, CT 06901
Biotechnology Investment Group, L.L.C.(5)..         815,755           6.26
 c/o Collinson Howe Venture Partners
 1055 Washington Boulevard
 Stamford, CT 06901
Johnson & Johnson Development Corporation..         743,262           5.70
 One Johnson & Johnson Plaza
 New Brunswick, NJ 08933
The Phoenix Partners(6)....................         724,592           5.56
 1000 Second Avenue, Suite 3600
 Seattle, WA 98104
James A. Bianco, M.D.**(7).................         359,233           2.74
Jack L. Bowman**(8)........................           8,573              *
Jeremy L. Curnock Cook**(9)................       1,364,824          10.47
Wilfred E. Jaeger, M.D.**(10)..............           6,477              *
Max E. Link, Ph.D.**(11)...................          13,334              *
Terrence M. Morris**(12)...................           4,763              *
Mary O'Neil Mundinger, D.P.H.**(13)........           2,858              *
Phillip M. Nudelman, Ph.D.**(14)...........           8,001              *
Jack W. Singer, M.D.**(15).................         215,946           1.66
Louis A. Bianco(16)........................         146,183           1.12
Maurice J. Schwarz, Ph.D.(17)..............          20,952              *
Robert A. Lewis, M.D.(18)..................           2,858              *
All Directors and executive officers as a
 group
 (15 persons)(19)..........................       2,182,588          21.91

--------
 *  Less than 1%

 ** Denotes Director of the Company

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of April 15, 1997, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

 (2) Consists of 1,358,156 shares of Common Stock beneficially owned by The International Biotechnology Trust plc, a company formed under the laws of England ("IBT") managed by Rothschild Asset Management Limited ("Rothschild"). Rothschild has or shares voting and investment power with respect to the shares held by IBT and may be deemed to be the beneficial owner of such shares. Mr. Curnock Cook is a director of IBT and Rothschild, and may be deemed to be the beneficial owner of any shares beneficially owned by each of IBT and Rothschild. Mr. Curnock Cook disclaims beneficial ownership of shares beneficially owned by IBT and Rothschild except to the extent of his proportionate interest therein. See footnote (9) below.

 (3) Mr. Morris is the Chief Executive Officer of Morningside Ventures, which advises Kummell Investments Limited ("Kummell") on its private venture capital portfolio. Mr. Morris does not have or share voting or investment power with respect to the shares held by Kummell. See footnote (12) below.

 (4) Collinson Howe Venture Partners ("CHVP") is a venture capital investment management firm which is the managing member of Biotechnology Investment Group, L.L.C., a Delaware limited liability company ("BIG"), and is the investment advisor to Schroder Ventures Limited Partnership ("SVLP"), Schroder Ventures U.S. Trust ("SVUST") and Schroders Incorporated ("SI"). As such, CHVP has or shares voting and investment power with respect to the shares held by BIG, SVLP, SVUST and SI and may be deemed to be the beneficial owner of such shares. The shares listed above consist of (i) 815,755 shares of Common Stock held by BIG, 66,991 shares of Common Stock held by SVLP, 16,748 shares of Common Stock held by SVUST and 36,449 shares of Common Stock held by SI, and (ii) an additional 8,230, 2,057 and 2,571 shares of Common Stock issuable upon exercise of options beneficially owned by SVLP, SVUST and SI, respectively, pursuant to an agreement with Dr. Jaeger. See footnotes (5) and (10) below.

 (5) BIG is a limited liability company which was created to acquire, hold, protect, manage and dispose of equity, debt and derivative securities of biotechnology and other companies. 771,429 of the shares of Common Stock held by BIG were acquired in January 1995 from The Edward Blech Trust ("EBT"). The sole beneficiary of EBT is the minor child of David Blech, a founder, former Director and shareholder of the Company. The present members of BIG are (i) the managing member, CHVP, an investment management firm of which Jeffrey J. Collinson is President, sole director and majority shareholder, (ii) EBT, and (iii) Wilmington Trust Company ("WTC"), as voting trustee under a voting trust agreement (the "Voting Trust Agreement") among WTC, BIG and BIO Holdings L.L.C. ("Holdings"). The managing member of BIG is CHVP. The members of BIG share voting and investment power with respect to all shares held of record by BIG. All of the shares held of record by BIG have been pledged as collateral to Citibank, N.A. ("Citibank") to secure indebtedness owed to such bank. Each of Citibank and Holdings has the right pursuant to the Voting Trust Agreement to direct certain actions of WTC as a member of BIG. WTC, as the member holding a majority interest in Holdings, has the right to direct the actions of Holdings under the Voting Trust Agreement. Citibank, pursuant to a separate voting trust agreement among WTC, David Blech and Holdings, has the right to direct the actions of WTC as a member of Holdings with respect to the rights of Holdings under the Voting Trust Agreement. By virtue of their status as members of BIG, each of CHVP and EBT may be deemed to be the beneficial owner of all shares held of record by BIG. By virtue of his status as the majority owner and controlling person of CHVP, Jeffrey J. Collinson may also be deemed the beneficial owner of all shares held of record by BIG. Each of CHVP, EBT and Mr. Collinson disclaims beneficial ownership of shares held by BIG except to the extent of such person's proportionate interest therein.

 (6) Consists of 190,133 shares of Common Stock held by The Phoenix Partners II Limited Partnership Liquidating Trust ("PPII"), 234,459 shares of Common Stock held by The Phoenix Partners III Limited Partnership ("PPIII"), and 300,000 shares of Common Stock held by The Phoenix Partners IV Limited Partnership ("PPIV"). Stuart C. Johnston and David B. Johnston are the Managing General Partner and Non-Managing General Partner, respectively, of Phoenix Management Partners II ("PMPII"), which is the General Partner of PPII, the Managing General Partner and Non-Managing General Partner, respectively, of Phoenix Management Partners III ("PMPIII"), which is the General Partner of PPIII, and the Managing Member and Non-Managing Member, respectively, of Phoenix Management IV LLC ("PMIV"), which is the General Partner of PPIV. As such, Mr. Stuart
     C. Johnston and Mr. David B. Johnston each have voting and investment power with respect to the shares held by PPII, PPIII and PPIV, and may be deemed to be the beneficial owner of such shares. Mr. Stuart Johnston and Mr. David B. Johnston disclaim beneficial ownership of shares held by PPII, PPIII and PPIV, except to the extent of their proportionate partnership interest therein. PPII and PMPII disclaim beneficial ownership of the shares held by PPIII and PPIV; PPIII and PMPIII disclaim beneficial ownership of the shares held by PPII and PPIV; and PPIV and PMIV disclaim beneficial ownership of the shares held by PPII and PPIII.

 (7) Includes 85,575 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 15, 1997. Does not include 138,097 shares issuable upon exercise of options not yet vested. 52,382 of such options vest in equal installments on December 5, 1997 and 1998, and 85,715 of such options vest in equal installments on November 19, 1997, 1998 and 1999.

 (8) Consists of 8,573 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 15, 1997. Does not include 1,905 shares issuable upon exercise of options not yet vested. Such options vest on May 22, 1998.

 (9) Includes 1,358,156 shares of Common Stock beneficially owned by IBT. IBT is managed by Rothschild and Rothschild has or shares voting and investment power with respect to the shares held by IBT and may be deemed to be the beneficial owner of such shares. Mr. Curnock Cook is a director of IBT and Rothschild and may be deemed to be the beneficial owner of any shares beneficially owned by each of IBT and Rothschild. Mr. Curnock Cook disclaims beneficial ownership of shares beneficially owned by IBT and Rothschild except to the extent of his proportionate interest therein. Also includes an immediately exercisable option to purchase 6,668 shares of Common Stock. See footnote (2) above, "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Transactions."

(10) Consists of 6,477 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 15, 1997. Does not include 12,858 shares issuable upon exercise of options beneficially owned by affiliates of CHVP pursuant to an agreement with Dr. Jaeger. Dr. Jaeger, a Director of the Company, is a former partner at CHVP. Dr. Jaeger disclaims beneficial ownership of shares of Common Stock beneficially owned by affiliates of CHVP. See footnote (4) above.

(11) Includes an immediately exercisable option to purchase 4,762 shares of Common Stock.

(12) Consists of an immediately exercisable option to purchase 4,763 shares of Common Stock. Mr. Morris is the Chief Executive Officer of Morningside Ventures, which advises Kummell on its private venture capital portfolio. Mr. Morris does not have or share voting or investment power with respect to the shares held by Kummell. See footnote (3) above.

(13) Consists of an immediately exercisable option to purchase 2,858 shares of Common Stock.

(14) Consists of 8,001 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 15, 1997. Does not include 1,905 shares issuable upon exercise of options not yet vested. Such options vest on May 22, 1998.

(15) Includes 16,197 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 15, 1997. Does not include 33,334 shares issuable upon exercise of options not yet vested. 4,762 of such options vest in equal installments on December 5, 1997 and 1998, and 28,572 of such options vest in equal installments on November 7, 1997, 1998 and 1999.

(16) Includes 43,673 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 15, 1997. Does not include 32,858 shares issuable upon exercise of options not yet vested. 11,429 of such options vest in equal installments on December 5, 1997 and 1998, and 21,429 of such options vest in equal installments on November 7, 1997, 1998 and 1999.

(17) Consists of 20,952 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 15, 1997. Does not include 36,192 shares issuable upon exercise of options not yet vested. 7,620 of such options vest in equal installments on December 5, 1997 and 1998, and 28,572 of such options vest in equal installments on November 7, 1997, 1998 and 1999.

(18) Consists of 2,858 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 15, 1997. Does not include 64,287 shares issuable upon exercise of options not yet vested. 28,585 of such options vest on April 1, 1998, 14,273 of such options vest on April 1, 1999, and 21,429 of such options vest in equal installments on November 7, 1997, 1998, and 1999.

(19) Includes an aggregate of 233,593 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 15, 1997. See footnotes (7) through (18). Excludes, with respect to each of Mr. Bowman, Mr. Curnock Cook, Dr. Jaeger, Mr. Morris and Dr. Nudelman, 14,285 shares of Common Stock, and with respect to Dr. Link, 28,570 shares of Common Stock, which will become issuable upon exercise of outstanding options following the approval of such option grants by the Company's shareholders at the Annual Meeting. See Proposal III.

                                  PROPOSAL I
                             ELECTION OF DIRECTORS

  The Restated Articles of Incorporation of the Company provide for the Board of Directors to be divided into three approximately equal classes of Directors serving staggered three year terms and until their successors are elected and qualified. As a result, approximately one-third of the total number of Directors will be elected every year. Under cti's Bylaws, the number of Directors constituting the entire Board of Directors may be decreased or increased by majority action of either the Board of Directors or the shareholders, but no decrease in the number of Directors may have the effect of shortening the term of any incumbent Director. In the event of a vacancy on the Board of Directors, the Company's Bylaws permit a majority of the remaining Directors in office to fill such a vacancy, and the Director so chosen shall hold office until the next shareholders meeting at which Directors are elected and until his or her successor is elected and shall qualify.

  Currently, the Board of Directors has fixed the number of Directors at nine. The current terms of office of Class III Directors Dr. James A. Bianco, Dr. Jack W. Singer and Dr. Wilfred B. Jaeger expire at the 1997 Annual Meeting. The current terms of office of Class II Director Dr. Mary O'Neil Mundinger, who was elected by the Board of Directors in April 1997 to fill a vacancy in Class II, and of Class I Director Mr. Jeremy L. Curnock Cook, who was elected by the holders of the Company's Series A Convertible Preferred Stock voting as a separate class for a term of office expiring at the first Annual Meeting following the conversion of the Company's Series A Convertible Preferred Stock in accordance with its terms, also expire at the 1997 Annual Meeting. The current terms of office of Class I Directors Dr. Phillip M. Nudelman and Mr. Jack L. Bowman expire at the 1998 Annual Meeting, and the current terms of office of Class II Directors Dr. Max E. Link and Mr. Terrence M. Morris expire at the 1999 Annual Meeting.

  Drs. Bianco, Singer and Mundinger have been nominated for re-election at the Annual Meeting as Class III Directors for three-year terms expiring at the 2000 Annual Meeting. Dr. Jaeger has been nominated for re-election at the Annual Meeting as a Class II Director for a two-year term expiring at the 1999 Annual Meeting. Mr. Curnock Cook has been nominated for re-election at the Annual Meeting as a Class I Director for a one-year term expiring at the 1998 Annual Meeting. The Board of Directors has approved all such nominees.

  If elected, each nominee will hold office until his or her term expires and his or her successor is elected and shall qualify. It is intended that the accompanying proxy will be voted for the election as Directors of the five nominees named herein, unless the proxy contains contrary instructions. Each nominee has agreed to serve if elected, and the Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, if any of the nominees should become unable or unwilling to serve as a Director, the persons named in the proxy have advised the Company that they will vote for the election of such person or persons as shall be designated by the Board of Directors.

  The candidates elected will be those receiving the largest numbers of votes cast by the shares of Common Stock entitled to vote in the election, up to the number of Directors of such class to be elected by such shares. Votes that are withheld and broker non-votes will not be counted in the election of Directors.

  Set forth below is biographical information for each nominee for Director and each person whose term of office as a Director will continue after the Annual Meeting:

                                                                  DIRECTOR
     NAME                                                     AGE  SINCE   CLASS
     ----                                                     --- -------- -----
     Max E. Link, Ph.D.(1)(2)................................  56   1995    II
     James A. Bianco, M.D.(2)................................  40   1991    III
     Jack W. Singer, M.D. ...................................  54   1991    III
     Jack L. Bowman(3).......................................  64   1995     I
     Jeremy L. Curnock Cook(2)(3)............................  47   1995     I
     Wilfred E. Jaeger, M.D.(3)(4)...........................  41   1992    II
     Terrence M. Morris(3)(4)................................  49   1995    II
     Mary O'Neil Mundinger, D.P.H. ..........................  60   1997    III
     Phillip M. Nudelman, Ph.D.(2)(4)........................  61   1994     I

    --------
    (1) Chairman of the Board of Directors.
    (2) Member of the Executive Committee.
    (3) Member of the Compensation Committee.
    (4) Member of the Audit Committee.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING--CLASS III DIRECTORS

  DR. BIANCO is the principal founder of cti and has been cti's President and Chief Executive Officer since February 1992 and a Director of cti since the Company's inception in September 1991. Prior to joining cti, Dr. Bianco was an Assistant Professor of Medicine at the University of Washington, Seattle, and an Assistant Member in the clinical research division of the Fred Hutchinson Cancer Research Center ("FHCRC"), the world's largest bone marrow transplant center. From 1990 to 1992, Dr. Bianco was the director of the Bone Marrow Transplant Program at the Veterans Administration Medical Center in Seattle. Dr. Bianco received his B.S. degree in Biology and Physics from New York University and his M.D. from Mount Sinai School of Medicine. Dr. Bianco and Louis A. Bianco, the Company's Executive Vice President, Finance and Administration, are brothers.

  DR. SINGER is a founder and Director of cti and currently serves as cti's Executive Vice President, Research Program Chairman. Dr. Singer has been a Director of cti since the Company's inception in September 1991. From April 1992 to July 1995, Dr. Singer was cti's Executive Vice President, Research and Development. Prior to joining cti, Dr. Singer was Professor of Medicine at the University of Washington and full Member of the FHCRC. From 1975 to 1992, he was the Chief of Medical Oncology at the Veterans Administration Medical Center in Seattle. In addition, from 1978 to 1992, he served as director for the National Transplant Board for the Veterans Administration. Dr. Singer has authored approximately 220 scientific publications in the areas of cell biology, hematopoiesis and BMT. Prior to joining cti, he headed the Growth Factor Research Program at the FHCRC. Dr. Singer received his B.A. degree in Mathematics from Columbia College and his M.D. from State University of New York, Downstate Medical College. His clinical training was performed at the University of Chicago and at the University of Washington.

  DR. MUNDINGER has been a Director of cti since April 1997. Since 1986, she has been a Dean and Professor at the School of Nursing, and an Associate Dean on the Faculty of Medicine, at Columbia University. Dr. Mundinger is a Commissioner on the Commonwealth Fund Commission on Women's Health, and also serves on the Board on Health Care Services, Institute of Medicine of the National Academy of Science, the Walt Disney Imagineering "Wonders of Medical Life" Medical Advisory Board, and the Health Policy Advisory Committee. Dr. Mundinger also serves on the editorial board of National Health Publishing Company, Inc. Dr. Mundinger is a cum laude graduate of the University of Michigan and received her Doctorate of Public Health from Columbia's School of Public Health.

NOMINEE FOR ELECTION FOR A TWO-YEAR TERM EXPIRING AT THE 1999 ANNUAL MEETING-- CLASS II DIRECTOR

  DR. JAEGER has been a Director of cti since September 1992. Dr. Jaeger is a founding general partner of Three Arch Partners, a venture capital firm which focuses on health care investments. Prior to joining Three Arch Partners in 1993, he was a partner at Schroder Venture Advisers (presently named Collinson Howe Venture Partners) and The Phoenix Partners. Dr. Jaeger received his M.D. from the University of British Columbia in Vancouver, B.C., Canada, in 1981. He practiced medicine for six years before earning an M.B.A. from Stanford University. Dr. Jaeger is also a director of Intensiva Healthcare Corporation and several privately held companies.

NOMINEE FOR ELECTION FOR A ONE-YEAR TERM EXPIRING AT THE 1998 ANNUAL MEETING-- CLASS I DIRECTOR

  MR. CURNOCK COOK has been a Director of cti since March 1995. Mr. Curnock Cook has been a director of the Bioscience Unit of Rothschild Asset Management Limited since 1987. He is a director of several British companies, including The International Biotechnology Trust, plc, Biocompatibles International, plc and Cantab Pharmaceuticals, plc. He also serves on the boards of directors of Creative BioMolecules, Inc., Targeted Genetics Corp., Sugen Inc. and Ribozyme Pharmaceuticals, Inc. in the United States and Inflazyme Pharmaceuticals, Inc. in Canada.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING--CLASS II
DIRECTORS

  DR. LINK joined the Board of Directors in July 1995 as its Vice Chairman and has served as Chairman of the Board of Directors since January 1996. In addition, Dr. Link has held a number of executive positions with pharmaceutical and healthcare companies. Most recently, he served as Chief Executive Officer of Corange, Limited ("Corange"), from May 1993 until June 1994. Prior to joining Corange, Dr. Link served in a number of positions within Sandoz Pharma Ltd., including Chief Executive Officer from 1987 until April 1992, and Chairman from April 1992 until May 1993. Dr. Link currently serves on the boards of directors of Alexion Pharmaceutical, Inc., Human Genome Sciences, Inc., Procept, Inc. and Protein Design Labs, Inc. Dr. Link received his Ph.D. in Economics from the University of St. Gallen.

  MR. MORRIS has been a Director of cti since July 1995. He is the Chief Executive Officer of T. Morris & Company (d/b/a Morningside Ventures), which advises Kummell Investments Limited, an international investment concern based in Hong Kong, on its private venture capital portfolio. Mr. Morris has served as Chief Executive Officer of Morningside Ventures since 1991. His previous positions include product line manager at Baxter Healthcare Corporation and strategy consultant with the Boston Consulting Group. Mr. Morris is a director of several privately held companies.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING--CLASS I
DIRECTORS

  MR. BOWMAN has been a Director of cti since April 1995. From 1987 until January 1994, Mr. Bowman was a Company Group Chairman at Johnson & Johnson, having primary responsibility for a group of companies in the diagnostic, blood glucose monitoring and pharmaceutical businesses. From 1980 to 1987, Mr. Bowman held various positions at American Cyanamid Company, most recently as Executive Vice President. Mr. Bowman was a member of the Board of Trustees of The Johns Hopkins University and serves on the boards of directors of NeoRx Corporation, CytRx Corporation, PharmaGenics, Inc., Cellegy Pharmaceutical, Inc. and Targeted Genetics Corp.

  DR. NUDELMAN has been a Director of cti since March 1994. Since 1990 Dr. Nudelman has been the President and Chief Executive Officer of Group Health Cooperative of Puget Sound, a health maintenance organization. Dr. Nudelman received his B.S. degree in Microbiology, Zoology and Pharmacy from the University of Washington, and holds an M.B.A. and a Ph.D. in Health Systems Management from Pacific

Western University. Dr. Nudelman is a member of the American Hospital Association House of Delegates, Regional Policy Board, and chairs the Governing Counsel for Health Care Systems. Dr. Nudelman serves on the boards of directors of Advanced Technology Laboratories, Inc., SpaceLabs Medical, Inc., Cytran Ltd. and Intensiva Healthcare Corporation.

BOARD AND COMMITTEE MEETINGS

  The Board of Directors of the Company held 12 meetings during the year ended December 31, 1996. Each of the Directors attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which they served.

  The Board of Directors has three standing committees: an Executive Committee, a Compensation Committee, and an Audit Committee. There is no standing nominating committee.

  The Executive Committee exercises the full power and authority of the Board of Directors, except as limited by applicable law and except as specific authority is otherwise delegated by the Board of Directors to its other committees. One meeting of the Executive Committee was held during the year ended December 31, 1996. The Executive Committee currently consists of Drs. Bianco, Link and Nudelman and Mr. Curnock Cook.

  The Compensation Committee has broad responsibility for assuring that the officers and key management personnel of the Company are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive. The Compensation Committee also administers the Company's 1994 Equity Incentive Plan and the Company's 1996 Employee Stock Purchase Plan. Five meetings of the Compensation Committee were held during the year ended December 31, 1996. The Compensation Committee currently consists of Dr. Jaeger and Messrs. Bowman, Curnock Cook and Morris.

  The Audit Committee, which was established in January 1994, has responsibility for assisting the Board of Directors in fulfilling their responsibilities relating to the corporate accounting and reporting practices of the Company and the quality and integrity of the Company's financial reporting. One meeting of the Audit Committee was held during the year ended December 31, 1996. The Audit Committee currently consists of three non-employee Directors, Drs. Jaeger and Nudelman and Mr. Morris.

DIRECTOR COMPENSATION

  Directors who are also employees of the Company are not paid an annual retainer nor are they compensated for serving on the Board. Non-employee Directors are paid $2,000 per meeting of the Board or Board committee, up to a maximum of $10,000 per Director each calendar year. All Directors are reimbursed for their expenses incurred in attending Board meetings. In addition, each non-employee Director is entitled to certain automatic stock option grants under the Company's 1994 Equity Incentive Plan. See Proposal II. During 1996, each of Drs. Link, Jaeger and Nudelman, Messrs. Bowman, Curnock Cook and Morris, and Dr. David W. Martin, Jr., who resigned from the Board of Directors in April 1997, received an automatic option grant to purchase
1,905 shares of Common Stock under the Company's 1994 Equity Incentive Plan at an exercise price of $11.725, the fair market value per share of Common Stock on the respective grant dates.

  In December 1996, the Board of Directors approved the grant to each non-employee Director of a 10-year, fully-vested nonstatutory stock option to purchase 14,285 shares of Common Stock, other than Dr. Link, who was granted a 10-year, fully-vested nonstatutory stock option to purchase 28,570 shares of Common Stock. Such option grants will not be effective until approved by the shareholders at the Annual Meeting. The exercise price of such options is $11.725. See Proposal III.

                                  PROPOSAL II
                       APPROVAL OF CERTAIN AMENDMENTS TO
                        THE 1994 EQUITY INCENTIVE PLAN

  The Company's 1994 Equity Incentive Plan (the "1994 Plan") was adopted by the Board of Directors in January 1994 and approved by the shareholders in February 1994. A total of 582,685 shares of Common Stock were initially reserved for issuance under the 1994 Plan and a predecessor plan, the Company's 1992 Stock Option Plan (the "1992 Plan"). In May 1995 and April 1996 the shareholders of the Company approved the adoption of amendments to the 1994 Plan to increase the aggregate number of shares authorized for issuance thereunder by 246,887 shares and 507,143 shares, respectively, bringing the total number of shares reserved under the 1994 Plan to 1,336,715 shares of Common Stock. As of April 15, 1997, options to purchase 6,709 shares have been exercised, ten-year options to purchase 1,206,757 shares were granted and outstanding, and options to purchase 123,249 shares of Common Stock remained available for future grants under the 1994 Plan.

  The 1994 Plan supersedes the 1992 Plan, pursuant to which the Board of Directors was authorized to issue incentive stock options and nonstatutory stock options upon terms and conditions similar to the 1994 Plan. Options granted under the 1992 Plan remain valid under the terms of the 1992 Plan. The number of shares available for future grants under the 1994 Plan will be increased by the number of shares of Common Stock for which options granted under the 1992 Plan expire, terminate, or are canceled.

PROPOSED AMENDMENTS TO THE 1994 PLAN

  On May 7, 1997, the Board of Directors approved, subject to approval by the shareholders of the Company, amendments to the 1994 Plan that: (i) increase the maximum number of shares issuable under the 1994 Plan by an additional 1,000,000 shares to a total of 2,336,715 shares; (ii) impose a 233,671-share limit on the maximum number of shares of Common Stock for which any one individual may be granted stock options, stock appreciation rights and direct stock awards in the aggregate per calendar year under the 1994 Plan; and (iii) effect a series of additional changes to the provisions of the 1994 Plan (including the stockholder approval requirements, the transferability of nonstatutory stock options, the elimination of the six (6)-month holding period requirement as a condition to the exercise of stock options and stock appreciation rights by officers and Directors and the elimination of certain restrictions of non-employee Directors to serve as an administrator of the 1994 Plan) in order to take advantage of the recent amendments to Rule 16b-3 of the Securities and Exchange Commission (the "SEC") which exempts certain officer and director transactions under the 1994 Plan from the short-swing liability provisions of the Federal securities laws.

  Increase in Authorized Shares. Currently, options for a total of 1,330,006 shares may be issued under the 1994 Plan. Of these shares, 123,249 shares remain currently available for future options. If the shareholders do not approve the increase, then the maximum number of shares issuable under the 1994 Plan will remain at 1,330,006. The purpose of the proposed increase is to provide sufficient shares for future option grants to new and existing officers, key employees, non-employee Directors and consultants of the Company. The Board of Directors believes that the Company should have shares available under the 1994 Plan to provide options to certain of its prospective and existing officers, key employees, non-employee Directors and consultants. The Board of Directors believes that the Company and its shareholders significantly benefit from having the Company's key management and scientific employees and consultants receive options to purchase the Company's Common Stock, and that the opportunity thus afforded these employees and consultants to acquire Common Stock is an essential element of an effective management incentive program. The Board of Directors also believes that stock options are very valuable in attracting and retaining highly qualified management and scientific personnel and in providing additional motivation to these individuals to use their best efforts on behalf of the Company.

  Limitation on Maximum Number of Shares. The limitation on the maximum number of shares for which any one individual may be granted stock options, stock appreciation rights and direct stock awards in the aggregate per calendar year will assure that any compensation deemed paid by the Company in connection with the exercise of stock options and stock appreciation rights under the 1994 Plan will qualify as performance-based compensation which is not subject to the $1 million dollar limitation on the tax deductibility of executive compensation per covered individual imposed under Internal Revenue Code Section 162(m).

  Additional Changes. The remaining amendments will facilitate plan administration by eliminating a number of limitations and restrictions previously incorporated into the 1994 Plan to comply with the applicable requirements of SEC Rule 16b-3 prior to its recent amendment.

VOTE REQUIRED

  The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy entitled to vote at the Annual Meeting will be required to approve the proposed amendments to the 1994 Plan. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for approval of the proposed amendments to the 1994 Plan.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENTS TO THE 1994 PLAN

  The 1994 Plan provides for (a) the grant of incentive stock options, nonstatutory stock options and stock appreciation rights, (b) the award of stock bonuses, (c) the sale of stock, and (d) any other equity-based or equity-related awards which the plan administrator determines to be consistent with the purpose of the 1994 Plan and the interests of the Company. The 1994 Plan also provides for the automatic grant of nonstatutory options to non-employee Directors pursuant to the formula described below.

  The following description of the 1994 Plan is qualified in its entirety by the full text of the 1994 Plan, as amended, which is set forth as Annex A to this Proxy Statement.

ELIGIBILITY

  The 1994 Plan authorizes the granting of awards to (a) selected employees, officers and Directors of the Company or any parent or subsidiary of the Company, and (b) selected non-employee agents, consultants, advisers and independent contractors of the Company or any parent or subsidiary. Directors who are not employees of the Company shall receive automatic nonstatutory stock option grants under the 1994 Plan, as described below, and will also be eligible to receive other awards under the 1994 Plan. All persons selected by the plan administrator to receive awards under the 1994 Plan must be individuals that the plan administrator believes have made or will make an important contribution to the Company.

  As of April 15, 1997, approximately 126 employees (including eight executive officers), 24 consultants and seven non-employee Directors were eligible to participate in the 1994 Plan.

AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS

  Under the 1994 Plan, each non-employee Director is automatically granted a fully vested nonstatutory stock option to purchase 2,858 shares of Common Stock upon his or her election to the Board of Directors for the first time. In addition, each non-employee Director is automatically granted a fully vested nonstatutory stock option to purchase 1,905 shares of Common Stock on each anniversary of his or her immediately preceding election to the Board of Directors. The exercise price of such options is 100% of the fair market value of the shares of Common Stock on the date of grant. Each such option shall have a ten-year term from the date of grant, unless earlier terminated upon termination of a non-employee Director's service with the Company. See "-- Stock Options."

  Shareholder approval of Proposal II will also constitute pre-approval of each automatic option grant made to the non-employee Directors on or after the date of the 1997 Annual Meeting pursuant to such provisions of the 1994 Plan and the subsequent exercise of that option in accordance with such provisions.

NUMBER OF SHARES COVERED BY THE 1994 PLAN

  1,336,715 shares of Common Stock have been reserved for issuance under the 1994 Plan. If the shareholders approve the adoption of the amendments to the 1994 Plan, a total of 2,336,715 shares of Common Stock (representing approximately 17.9% of the total number of shares of Common Stock issued and outstanding as of the Record Date) will have been reserved for grant under the 1994 Plan, of which 1,206,757 shares are subject to outstanding options and 1,123,249 shares would be available for future grants. If an option or a stock appreciation right granted under the 1994 Plan expires, terminates or is cancelled, the unissued shares subject to such option or stock appreciation right shall again be available for issuance under the 1994 Plan, and if shares sold under the 1994 Plan are forfeited to the Company or are repurchased by the Company at the issue price paid per share, the number of shares forfeited or repurchased shall again be available for issuance under the 1994 Plan.

  In addition, if the shareholders approve the amendments to the 1994 Plan, in no event may any one participant in the 1994 Plan be granted stock options, separately exercisable stock appreciation rights and direct stock awards for more than 233,671 shares in the aggregate per calendar year under the 1994 Plan.

ADMINISTRATION

  The 1994 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee may promulgate rules and regulations for the operation of the 1994 Plan, interprets the 1994 Plan and related agreements and generally supervises the administration of the 1994 Plan. The Committee determines the persons to whom awards will be made under the 1994 Plan, the amount of the awards, and the other terms and conditions of the awards. The Committee may also advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction with respect to an award, or give an employee an election to surrender an existing award in exchange for the grant of a new award.

TERM OF 1994 PLAN

  The 1994 Plan was approved by the Board of Directors of the Company on January 7, 1994, and will continue until all shares available for issuance under the 1994 Plan have been issued and all restrictions on such shares have lapsed. However, no awards may be made under the 1994 Plan after January 1, 2004. The Company's Board of Directors has the power to suspend, terminate, modify or amend the 1994 Plan at any time.

STOCK OPTIONS

  The Committee may grant stock options under the 1994 Plan. The Committee will determine the persons to whom options will be granted, the exercise price of each option, the number of shares to be covered by each option, the period of each option, the times at which each option may be exercised, and whether each option is an incentive stock option or a nonstatutory stock option. If an option is an incentive stock option, the exercise price must be at least 100% of the fair market value of the underlying shares on the date of grant. If an optionee of an incentive stock option at the time of grant possesses more than 10% of the combined voting power of all classes of the Company's stock (a "10% Shareholder"), the exercise price may not be less than 110% of the fair market value of the underlying shares on the date of grant. If the option being granted under the 1994 Plan is a nonstatutory stock option, the exercise price may not be less than the fair market value of the underlying shares on the date of grant.

  Options may be granted under the 1994 Plan for varying periods established at the time of grant (not to exceed ten years from the date of grant for incentive stock options, or five years from the date of grant for incentive stock options granted to any 10% Shareholder). During the optionee's lifetime, the option is generally exercisable only by the optionee and may not be assigned or transferred other than by will or the laws of inheritance following the optionee's death or pursuant to a qualified domestic relations order in connection with divorce or marital separation proceedings. The Committee may, however, allow nonstatutory options to be transferred or assigned during the optionee's lifetime to one or more family members or a trust established exclusively for such family members, to the extent such transfer or assignment is in furtherance of the optionee's estate plan. Options will be exercisable in accordance with the terms of an option agreement entered into at the time of the grant. In the event of the death or other termination of an optionee's employment or service with the Company, the 1994 Plan provides that the optionee's options may be exercised for specified periods thereafter (one year in the case of termination by reason of death or disability and three months in the case of termination for any other reason). The 1994 Plan also provides that upon any termination of employment or service, the Committee may extend the exercise period for any period up to the expiration date of the option and may increase the portion of the option that is exercisable. The 1994 Plan does not allow options to be exercised after their expiration date.

  The purchase price for shares of Common Stock purchased on exercise of options granted under the 1994 Plan must be paid in cash, including cash that may be the proceeds of a loan from the Company or, with the consent of the Committee, in whole or in part in shares of Common Stock of the Company. With the consent of the Committee, an optionee may request the Company to apply the shares to be received on exercise of a portion of an option to satisfy the exercise price for additional portions of the option.

STOCK APPRECIATION RIGHTS

  The Committee may grant stock appreciation rights ("SARs") to employees under the 1994 Plan. SARs may, but need not, be granted in connection with an option. A SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of the fair market value on the date of exercise of one share over its fair market value on the date of grant (or, if granted in connection with an option, the exercise price per share under the option to which the SAR relates), multiplied by the number of shares covered by the portion of the SAR or option that is surrendered. An employee will not pay the Company any cash consideration upon either the grant or exercise of a SAR, except for tax withholding amounts upon exercise.

  A SAR is exercisable only at the time or times established by the Committee. If a SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by the Company upon exercise of a SAR may be made in shares valued at fair market value, or in cash, or partly in shares and partly in cash, as determined by the Committee. The Committee may withdraw any SAR at any time and may impose any conditions upon the exercise of a SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs.

  The existence of any exercisable SARs will require the Company to make periodic charges against the Company's income to the extent of the amount of appreciation, if any, in the market value of the shares over the exercise price of shares subject to such SARs.

STOCK BONUSES

  The Committee may award shares of Common Stock as stock bonuses under the 1994 Plan. The Committee will determine the persons to receive stock bonuses, the number of shares to be awarded and the time of the award. No cash consideration (other than tax withholding amounts) will be paid by persons in connection with stock bonuses. Shares received as a stock bonus may be subject to terms, conditions and restrictions as determined by the Committee.

STOCK PURCHASES

  The Committee may authorize the sale of shares of the Company's Common Stock under the 1994 Plan to eligible individuals in the Company's service, but in no event may the price payable per share be less than 75% of the fair market value of the shares at the time of issuance. The issued shares will be subject to such terms, conditions and limitations as the Committee deems appropriate. Such limitations may include restrictions on the transferability of the shares and the implementation of a vesting schedule pursuant to which the issued shares will be subject to forfeiture or repurchase by the Company, at the issue price paid per share, should the recipient leave the employ or service of the Company prior to vesting in those shares.

CHANGES IN CAPITAL STRUCTURE

  If any recapitalization, reclassification, stock split, combination of shares or stock dividend causes the outstanding shares of the Company's Common Stock to increase or decrease or to be changed into a different number or kind of securities of the Company or any other corporation, the Committee shall make appropriate adjustments in (i) the number and kind of securities available for awards under the 1994 Plan, (ii) the number and kind of securities as to which outstanding options and SARs shall be exercisable, such that the participant's proportionate interest before and after the event is maintained, (iii) the maximum number and kind of securities for which any one participant may be granted options, SARs and direct stock awards under the 1994 Plan per calendar year and (iv) the number and kind of securities for which stock options will automatically be granted to newly elected or continuing non-employee Directors. Appropriate adjustments will also be made to the exercise price then in effect under outstanding options or SARs.

EFFECT OF REORGANIZATION OR LIQUIDATION

  The 1994 Plan provides for automatic acceleration of the vesting of options and SARs granted under the 1994 Plan if a merger, consolidation, reorganization, plan of exchange or liquidation results in the Company's shareholders receiving cash, stock or other property in exchange for their shares, except as specified in the following paragraph. Option holders will have the right during the thirty (30) day period immediately prior to any such event to exercise their options or SARs without any limitation on exercisability.

  The 1994 Plan provides that, if the Company's shareholders receive stock of another corporation in exchange for shares of the Company in any merger, consolidation, reorganization or plan of exchange, all options granted under the 1994 Plan will be converted into options to purchase shares of the stock of the other corporation and all SARs will be converted into SARs measured by the stock of the other corporation. Under the 1994 Plan the Committee may, in its discretion, accelerate the vesting of options and SARs in lieu of their conversion, in which event holders would have a thirty (30) day period prior to such event to exercise their options or SARs, as provided above. In addition, the 1994 Plan allows the Committee to accelerate the vesting of the options and SARs granted under the 1994 Plan upon the occurrence of a "Change in Control." A "Change in Control" is defined as (a) the acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934 (the "1934 Act")), of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of securities representing 50.1% or more of either the then outstanding shares of Common Stock or the combined voting power in the election of Directors of the then outstanding voting securities of the Company, (b) individuals who, as of the effective date of the Plan, constitute the Board of Directors (the "Incumbent Board") (including any individual whose subsequent election or nomination was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board) cease for any reason to constitute at least a majority of the Board of Directors, or
(c) approval by the shareholders of the Company of certain reorganizations, mergers or consolidations, or of certain liquidations, dissolutions or dispositions of all or substantially all of the assets of the Company.

  The Committee may make awards under the 1994 Plan that have terms and conditions that vary from those specified in the 1994 Plan when such awards are granted in substitution for, or in connection with the assumption of, existing awards made by another corporation and assumed or otherwise agreed to be provided for by the Company in connection with a corporate merger or other similar transaction to which the Company or an affiliated Company is a party.

  The Committee may also specify the terms and provisions of other equity-based or equity-related awards not described in the 1994 Plan which the Committee determines to be consistent with the purpose of the 1994 Plan and the interests of the Company.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

 Incentive Stock Options

  Certain options authorized to be granted under the 1994 Plan are intended to qualify as "incentive stock options" for Federal income tax purposes. Under United States Federal income tax law in effect as of the date of this Proxy Statement, an optionee will recognize no income upon grant or exercise of an incentive stock option. At the time of exercise, however, the difference between the exercise price and the fair market value constitutes a tax preference item which may have Alternative Minimum Tax consequences for the optionee. If an employee exercises an incentive stock option and does not dispose of any of the shares thereby acquired within two years following the date of grant and within one year following the date of exercise, capital gain or loss will be realized upon the subsequent disposition of the shares. If an employee disposes of shares acquired upon exercise of an incentive stock option before the expiration of either the one-year or the two-year holding period specified in the foregoing sentence (a "disqualifying disposition"), the employee will realize ordinary income in an amount equal to the lesser of
(a) the excess of the fair market value of the shares on the date of exercise over the option price or (b) the excess of the fair market value of the shares on the date of disposition over the option price. Any loss or additional gain realized upon the disqualifying disposition will constitute capital loss or gain. In general, the Company will not be allowed any deduction for Federal income tax purposes at either the time of grant or the time of exercise of an incentive stock option or when the shares thereby acquired are disposed of. Upon any disqualifying disposition by an employee, however, the Company will be entitled to a deduction to the extent the employee realizes ordinary income.

 Nonstatutory Stock Options

  Certain options authorized to be granted under the 1994 Plan will be treated as "nonstatutory stock options" for United States Federal income tax purposes. Under Federal income tax law in effect as of the date of this Proxy Statement, no income is realized by the holder of a nonstatutory stock option until the option is exercised. At the time of exercise, the optionee will realize income, and the Company may be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. Upon the sale of shares acquired upon exercise of a nonstatutory stock option, the employee will realize capital gain or loss equal to the difference between the amount realized from the sale and the employee's basis in the shares (i.e., the exercise price plus the amount of income recognized on exercise of the option).

 Bonus Shares and Shares Sold Outright Under the 1994 Plan

  Bonus shares awarded under the 1994 Plan and shares sold outright under the 1994 Plan, which are transferable or not subject to a substantial risk of forfeiture, will be taxable as ordinary income equal to the excess of the fair market value of the shares received (determined as of the date of settlement) over the amount, if any, paid for the shares by the participant. The Company will be entitled to a tax deduction in the same amount.

  In the case of shares that are not transferable and are subject to a substantial risk of forfeiture on the date of issuance, the participant will generally recognize ordinary income equal to the excess of the fair market value of the shares (determined as of the date on which the shares either become transferable or are not subject to a substantial risk of forfeiture) over the amount, if any, paid for the shares. The Company will be entitled to a tax deduction in the same amount. A participant may elect to recognize income when the shares are received, rather than upon the expiration of the transfer restriction or risk of forfeiture, and, in such event, the amount of ordinary income will be determined as of the date of issuance rather than upon expiration of the applicable restriction. The Company's tax deduction if any will be determined at the same time.

PARTICIPATION IN THE 1994 PLAN

  The ten-year options to purchase 1,206,757 shares of Common Stock which are outstanding pursuant to the 1994 Plan and the 1992 Plan were granted to 141 employees, consultants and non-employee Directors and generally vest in equal annual installments on the first three or four anniversaries of the date of grant. Of these options, options to purchase a total of 10,715 shares are outstanding at an exercise price of $17.50 per share, options to purchase a total of 2,858 shares are outstanding at an exercise price of $10.00 per share and options to purchase a total of 1,193,184 shares are outstanding at an exercise price of $11.725 per share.

STOCK AWARDS

  The table below shows, as to each executive officers of the Company named in the Summary Compensation Table herein and the various indicated individuals and groups, the number of shares of Common Stock subject to options granted under the 1994 Plan from the inception of the 1994 Plan in February 1994 through April 15, 1997, together with the weighted average exercise price payable per share. No stock bonuses or sales of stock have been made to date under the 1994 Plan.

                                                                WEIGHTED AVERAGE
                                                  NUMBER OF      EXERCISE PRICE
NAME AND POSITION                              OPTION SHARES(1)       ($)
-----------------                              ---------------- ----------------
James A. Bianco, M.D. .......................      223,672          $11.725
Jack W. Singer, M.D. ........................       49,531          $11.725
Louis A. Bianco..............................       76,531          $11.725
Maurice J. Schwarz, Ph.D. ...................       57,144          $11.725
Robert A. Lewis, M.D. .......................       67,145          $11.725
All current executive officers as a group (8
 persons)....................................      614,993          $11.725
All Directors (other than executive officers)
 as a group (7 persons)......................       45,912          $11.62
All employees, including current officers who
 are not executive officers, as a group (110
 persons)....................................      331,014          $11.725

--------
(1) On April 21, 1995, the Board of Directors approved the repricing (the "Repricing") of outstanding options to $11.725 per share by offering to exchange such outstanding options for a fewer number of options pursuant to a Black-Scholes formula. Subsequently, options for 434,664 shares, with initial exercise prices of $17.50 and $31.50 per share, were exchanged for 377,121 options with a price of $11.725 per share. All other terms and conditions of the options remained unchanged. The table above does not show the original grant of options that were subsequently repriced. The participation of the executive officers of the Company named in the Summary Compensation Table herein is as follows: Dr. Bianco, 64,285 options were repriced and exchanged for 57,858 options; Dr. Singer, 14,285 options were repriced and exchanged for 12,858 options; Mr. Bianco, 42,857 options were repriced and exchanged for 36,432 options; and Dr. Schwarz, 21,428 options were repriced and exchanged for 17,143 options.

NEW PLAN BENEFITS

  As of the date of this Proxy Statement, no awards have been made under the 1994 Plan on the basis of the share increase which forms part of Proposal II. The number and type of awards to be granted under the 1994 Plan to any particular individual cannot be determined as of such date, except for the options that will automatically be granted to certain non-employee Directors as described above and those described in Proposal III below.

                                 PROPOSAL III
                     APPROVAL OF CERTAIN OPTION GRANTS TO
                       NON-EMPLOYEE DIRECTORS UNDER THE
                          1994 EQUITY INCENTIVE PLAN

  In December 1996, the Board of Directors approved the grant to each non-employee Director of a fully-vested nonstatutory stock option to purchase 14,285 shares of Common Stock, other than Dr. Link, who was granted a fully-vested nonstatutory stock option to purchase 28,570 shares of Common Stock (the "Special Option Grant"), and directed that the Special Option Grant be submitted to the shareholders of the Company for their approval. The exercise price of such options is $11.725 per share. Each such option shall have a ten-year term from the date of grant, unless earlier terminated upon termination of a non-employee Director's service with the Company. See "Proposal II--Stock Options."

  The Compensation Committee recommended that the Board approve the Special Option Grant under the 1994 Plan to provide additional compensation to the Company's non-employee Directors and to increase their proprietary interest in the Company. The 1994 Plan permits the Company to grant stock options to non-employee Directors in addition to the options which are automatically granted to non-employee Directors under the 1994 Plan. See "Director Compensation" under Proposal I and "Automatic Grants to Non-Employee Directors" under Proposal II. However, the Board believes that the Company's shareholders should have the opportunity to consider and approve the Special Option Grant, and the Special Option Grant will not be effective until approved by the shareholders at the Annual Meeting. No non-employee Director participated in the Board's discussion and deliberation of, or voted on, his own option grant.

  The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy entitled to vote at the Annual Meeting will be required to approve the Special Option Grant. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for approval of the Special Option Grant.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE SPECIAL OPTION GRANT.

                                  PROPOSAL IV
                          APPROVAL OF AN AMENDMENT TO
                     THE 1996 EMPLOYEE STOCK PURCHASE PLAN

  The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in March 1996 and approved by the shareholders in April 1996. The Purchase Plan is intended to encourage ownership of the Company's Common Stock by employees of the Company and to provide additional incentives for the employees to promote the success of the business of the Company. A maximum of 285,714 shares of the Company's stock have been reserved for purchase under the Purchase Plan. As of April 15, 1997, no options to purchase shares of Common Stock have been granted and no shares of Common Stock have been purchased under the Purchase Plan.

PROPOSED AMENDMENT TO THE PURCHASE PLAN

  In April 1997, the Board of Directors approved, subject to approval by the shareholders of the Company, an amendment to the Purchase Plan that changes the formula by which the purchase price of the shares of Common Stock issuable upon exercise of an option granted under the Purchase Plan will be calculated. The purchase price of shares of Common Stock issuable upon exercise of an option granted under the Purchase Plan will be changed from 85% of the average of the fair market value of the Common Stock at the beginning and at the end of each six month offering period to 85% of the lower of the fair market value of the Common Stock at the beginning and at the end of each six month offering period.

  The Company has compared the Purchase Plan with employee stock purchase plans of other biotechnology and biopharmaceutical companies with which the Company competes for scientific and employee talent. On the basis of these surveys, and in light of the historic high volatility of the market prices for securities of biotechnology and biopharmaceutical companies in general and the likely high volatility of the Common Stock, the Company believes that it would be appropriate to change the pricing of options granted under the Purchase Plan from one based on the average of the fair market values of the Common Stock at the beginning and end of each six-month offering period to one based on the lower of the fair market values of the Common Stock at the beginning and end of each offering period. The Company believes that permitting employee participants in the Purchase Plan to purchase Common Stock at the lower of the beginning and end of period Common Stock prices, rather than the average of the beginning and end of period Common Stock prices, would reduce the risk of an investment in the Common Stock by employees that participate in the Purchase Plan, thereby further encouraging ownership of Common Stock by the Company's employees and providing additional incentives for employees to promote the success of the business of the Company.

VOTE REQUIRED

  The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy entitled to vote at the Annual Meeting will be required to approve the proposed amendment to the Purchase Plan. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for approval of the proposed amendment to the Purchase Plan.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE PURCHASE PLAN

  The following description of the Purchase Plan is qualified in its entirety by reference to the full text of the Purchase Plan, as amended, which is set forth as Annex B to this Proxy Statement.

  Employees of the Company or any of its subsidiaries who customarily work more than twenty hours per week and more than five months per calendar year, and who have been employed by the Company or any of its subsidiaries for at least one year may participate in the Purchase Plan. As of April 15, 1997, approximately 78 employees, including eight executive officers, were eligible to participate in the Purchase Plan. The Purchase Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Purchase Plan provides for the automatic grant of options to purchase shares of stock of the Company ("Options"). The Options are granted on the first day of an offering period, which lasts approximately six months. Payroll deductions are accumulated in an account for each participant, based on the amounts specified by the participant in an enrollment form. At the end of the offering period, the participant's account balance is used to purchase shares of stock pursuant to the Option. The purchase price of shares of Common Stock issuable upon exercise of an Option is currently equal to 85% of the average of the fair market value of the Common Stock at the beginning and at the end of the offering period. The proposed amendment to the Purchase Plan will change the formula by which the purchase price of the shares issuable upon exercise of an Option will be calculated to 85% of the lower of the fair market value of the Common Stock at the beginning and at the end of the offering period. Options may not be assigned or transferred. No participant may purchase shares having a fair market value exceeding $25,000 in any calendar year. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods.

  There are no tax consequences to either the participant or the Company when the Option is issued. When shares are issued upon the exercise of the Option, there are no tax consequences to the participant or the Company. A participant's Option will terminate and his or her accumulated account balance will be returned if such participant ceases to be employed by the Company.

  If a participant disposes of shares purchased under the Purchase Plan more than two years after the first day of the applicable offering period, the participant will recognize ordinary income in the year of disposition equal to the amount of the discount. The amount of ordinary income recognized by a participant will be added to the participant's basis in the shares. Any additional gain recognized upon the disposition will be long-term capital gain. The Company will not generally be entitled to a deduction if the participant complies with such holding period.

  If a participant disposes of shares purchased under the Purchase Plan within two years from the first day of the applicable offering period (a "disqualifying disposition"), the participant will recognize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeded the purchase price. The amount of ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. The Company will be entitled to a deduction in the year of the disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition.

  The Purchase Plan provides that in the event of a "Change in Control" (as defined in the Purchase Plan), the Committee will either provide for the immediate exercise of the Options to the extent of accumulated payroll balances or provide for a successor to adopt the Purchase Plan. For purposes of the Purchase Plan, events constituting a Change in Control are (i) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the shares of stock of the Company where the shareholders of the Company before the sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company, (ii) a merger in which the shareholders of the Company before such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or
(iii) the sale, exchange or transfer of all or substantially all of the Company's assets. The Board of Directors may terminate or amend the Purchase Plan at any time. No termination of or amendment to the Purchase Plan may materially adversely affect the rights of a participant in the Purchase Plan without such participant's consent.

  In the event any change is made to the stock issuable under the Purchase Plan by reason of any stock split, stock dividend, combination of shares or recapitalization, appropriate adjustment will be made to the share reserve of the Purchase Plan and the number of shares that a participant may purchase with respect to an Option. Appropriate adjustments will also be made to the exercise price then in effect under outstanding Options.

                                  PROPOSAL V
             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1997, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP have audited the Company's financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  In the event the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward total shares voted; broker non-votes will not be counted toward the total.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                              EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the executive officers of cti:

NAME                         AGE                           POSITION
----                         ---                           --------
James A. Bianco, M.D. .....   40       President, Chief Executive Officer
Jack W. Singer, M.D. ......   54       Executive Vice President, Research Program Chairman
Louis A. Bianco............   44       Executive Vice President, Finance and Administration
Maurice J. Schwarz, Ph.D...   57       Executive Vice President, Product Development
Robert A. Lewis, M.D.......   51       Executive Vice President, Chief Scientific Officer
Susan O. Moore.............   48       Executive Vice President, Human Resource Development
Jack M. Anthony............   50       Executive Vice President, Marketing and Business Development
Dalton W. Weekley..........   54       Managing Director, Project Planning and Controls

  See Proposal I for biographical information concerning Drs. Bianco and Singer.

  MR. BIANCO is a founder of cti and has been cti's Executive Vice President, Finance and Administration since February 1, 1992, and a Director of cti from the Company's inception in September 1991 to April 1992 and from April 1993 to April 1995. From January 1989 through January 1992, Mr. Bianco was a Vice President at Deutsche Bank Capital Corporation in charge of risk management. Mr. Bianco is a Certified Public Accountant and received his M.B.A. from New York University. Mr. Bianco and Dr. Bianco are brothers.

  DR. SCHWARZ has been cti's Executive Vice President, Product Development since May 1994. Dr. Schwarz held a variety of product development positions at Ciba-Geigy for 26 years prior to joining cti, most recently as Vice President of Pharmaceutical and Analytical Development and Chairman of the Development Operations Board at Ciba-Geigy Pharmaceuticals Division. Dr. Schwarz received his B.A. and Ph.D. degrees in chemistry from the University of Oregon.

  DR. LEWIS has been cti's Executive Vice President, Chief Scientific Officer since April 1996. From September 1994 to May 1995, Dr. Lewis was Senior Vice President and Director, Preclinical Research and Development at Syntex-Roche ("Syntex"). From February 1992 to September 1994, he was President, Discovery Research at Syntex. From February 1986 to February 1992, he held various Senior and Executive Vice Presidential offices at Syntex. While at Syntex, he held associate professorships at Stanford University and at the University of California, San Francisco, where he also held an adjunct professorship from 1992 to 1994. Prior to joining Syntex, Dr. Lewis was an Associate Professor of Medicine at Harvard Medical School. Dr. Lewis received his M.D. from the University of Rochester and B.S. degree in chemistry from Yale University.

  MS. MOORE has been cti's Executive Vice President, Human Resource Development since July 1995. From March 1993 to July 1995, Ms. Moore was cti's Vice President of Human Resources. Prior to joining cti, Ms. Moore was self-employed as a compensation consultant. From 1991 to December 1992, Ms. Moore was the Director of Human Resources of ICOS Corporation, a biotechnology company.

  MR. ANTHONY has been cti's Executive Vice President, Marketing and Business Development since January 1997. From April 1996 to January 1997, Mr. Anthony was cti's Vice President of Marketing and Business Development. Prior to joining cti, Mr. Anthony was Vice President of Marketing and Business Development at Inhale Therapeutic Systems, a drug delivery company, from October 1994 to April 1996. From August 1989 to October 1994, he was Vice President of Marketing and Business Development of Applied Immune Sciences ("AIS"), a cell and gene therapy concern. From 1973 to 1989, Mr. Anthony held various executive management positions at Baxter Healthcare Corporation, lastly as Vice President, Blood Therapy Group.

  MR. WEEKLEY has been cti's Managing Director, Project Planning and Controls since July 1995. From April 1994 to July 1995, Mr. Weekley was cti's Director of Planning Support Services. Prior to joining cti, he was an Executive Director/Senior Consultant of Milestone Computing, Inc., a management consulting firm.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the 1934 Act requires the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company does prepare Section 16(a) forms on behalf of its officers and certain of its Directors based on the information provided by them.

  Based solely on review of this information, or written representations from reporting persons that no other reports were required, the Company believes that, during the 1996 fiscal year, all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with, other than one late Form 3 that was filed after Jack M. Anthony became a Section 16(a) reporting person.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth all compensation paid for the years ended December 31, 1995 and 1996 to the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at December 31, 1996 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                        ANNUAL COMPENSATION         AWARDS(1)
                                 --------------------------------- ------------
                                                                    SECURITIES
                                                      OTHER ANNUAL  UNDERLYING
   NAME AND PRINCIPAL                                   COMPEN-      OPTIONS/       ALL OTHER
        POSITION         YEAR    SALARY ($) BONUS ($) SATION($)(2)   SARS (#)    COMPENSATION ($)
   ------------------    ----    ---------- --------- ------------ ------------  ----------------
James A. Bianco, M.D. .. 1996     358,032    27,475        --         85,715          72,223(4)
 President and Chief     1995     315,984       --         --        137,957(3)        7,402(5)
 Executive Officer
Jack W. Singer, M.D. ... 1996     248,976       --         --         28,572          10,524(5)
 Executive Vice          1995     248,976       --         --         20,959(3)        9,762(5)
 President, Research
 Program Chairman
Louis A. Bianco......... 1996     263,088    10,000        --         21,429          55,367(4)
 Executive Vice          1995     232,195       --         --         55,102(3)        6,772(5)
 President, Finance and
 Administration
Maurice J. Schwarz,
 Ph.D. ................. 1996     187,500    12,936        --         28,572          65,619(6)
 Executive Vice          1995     187,500       --       8,200(6)     28,572(3)       45,802(6)
 President, Product
 Development
Robert A. Lewis, M.D. .. 1996(7)  181,512       --       6,964(7)     67,145          26,144(7)
 Executive Vice
 President, Chief
 Scientific Officer

--------
(1) The Company did not make any long-term incentive plan payments to any of the Named Executive Officers in 1995 and 1996.

(2) Other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the applicable year.

(3) In April 1995, the Board of Directors approved the repricing of outstanding options to $11.725 per share by exchanging such outstanding options for a fewer number of options pursuant to a Black-Scholes formula. All other terms and conditions of the options remained unchanged. Grants for the year ended December 31, 1995 include options which were initially granted in prior years and have been repriced and exchanged for a fewer number of options in 1995 is as follows: Dr. Bianco, 64,285 options were repriced and exchanged for 57,858 options; Dr. Singer, 14,285 options were repriced and exchanged for 12,858 options; Mr. Bianco, 42,857 options were repriced and exchanged for 36,432 options; and Dr. Schwarz, 21,428 options were repriced and exchanged for 17,143 options.

(4) All other compensation represents payment of unused sick leave for Dr. Bianco and Mr. Bianco accrued during 1992, 1993 and 1994, pursuant to the terms of their employment agreements then in effect, aggregating $64,526 and $47,415, respectively, and reimbursement for long-term disability insurance premiums of $7,697 and $7,952, respectively.

(5) Represents reimbursement for long-term disability insurance premiums.

(6) All other compensation includes the amount of loan principal and interest forgiven in 1995 and 1996 of $42,210 and $60,789, respectively, in connection with Dr. Schwarz's relocation to the Seattle area and $3,592 and $4,830 of relocation expenses which were reimbursed in 1995 and 1996, respectively. Other annual compensation represents amounts reimbursed for the payment of income taxes on the reimbursement of Dr. Schwarz's relocation expenses in 1994. See "Employment Agreements."

(7) Includes compensation for employment beginning on April 1, 1996, the date on which Dr. Lewis joined the Company as Executive Vice President, Chief Scientific Officer. All other compensation represents reimbursement of relocation expenses. Other annual compensation represents amounts reimbursed for the payment of income taxes on the reimbursement of Dr. Lewis' relocation expenses.

  The following table sets forth for each of the Named Executive Officers the number of options granted during the year ended December 31, 1996 and the potential realizable value of such grants. No SARs were granted to such individuals during 1996.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
                         ------------------------------------------
                                                                         POTENTIAL
                                                                    REALIZABLE VALUE AT
                                    % OF TOTAL                        ASSUMED ANNUAL
                         NUMBER OF   OPTIONS                          RATES OF STOCK
                         SECURITIES GRANTED TO                      PRICE APPRECIATION
                         UNDERLYING EMPLOYEES  EXERCISE             FOR OPTION TERM(3)
                          OPTIONS   IN FISCAL    PRICE   EXPIRATION -------------------
NAME                     GRANTED(1)  YEAR (%)  ($/SH)(2)    DATE     5% ($)    10%($)
----                     ---------- ---------- --------- ---------- -------- ----------
James A. Bianco, M.D. ..   85,715      18.1%    $11.725   11/19/06  $632,148 $1,602,013
Jack W. Singer, M.D. ...   28,572       6.0%     11.725   11/07/06   210,719    534,011
Louis A. Bianco.........   21,429       4.5%     11.725   11/07/06   158,039    400,508
Maurice J. Schwarz,
Ph.D. ..................   28,572       6.0%     11.725   11/07/06   210,719    534,011
Robert A. Lewis, M.D. ..    2,858         *      11.725   03/29/06    21,078     53,416
                           42,858       9.0%     11.725   04/01/06   316,078    801,016
                           21,429       4.5%     11.725   11/07/06   158,039    400,508

--------
 * Less than one percent.

(1) Options were granted under the 1994 Plan.

(2) Stock options were granted at an exercise price equal to 100% of the estimated fair value of the Common Stock, as determined by the Board of Directors on the date of grant.

(3) Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in this table will be achieved.

  The following table sets forth for each of the Named Executive Officers, the fiscal year-end number and value of unexercised options. No options or SARs were exercised by any of the Named Executive Officers during 1996, and none of the Named Executive Officers held any SARs at the end of such year.

 AGGREGATED OPTION EXERCISES IN LATEST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                           NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                          UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                             OPTIONS AT FISCAL          FISCAL YEAR-END
                               YEAR-END (#)               1996($)(1)
                         ------------------------- -------------------------
NAME                     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ------------- ----------- -------------
James A. Bianco, M.D. ..   85,575       138,097        $ 0          $ 0
Jack W. Singer, M.D. ...   16,197        33,334          0            0
Louis A. Bianco.........   43,673        32,858          0            0
Maurice J. Schwarz,
 Ph.D. .................   20,952        36,192          0            0
Robert A. Lewis, M.D. ..    2,858        64,287          0            0

--------
(1) Based on the estimated fair value of the underlying securities at December 31, 1996, the fiscal year end, no options were "in-the-money."

EMPLOYMENT AGREEMENTS

  Dr. Bianco, President and Chief Executive Officer, entered into a five year employment agreement with cti effective February 1, 1992. Effective January 1, 1996, cti's Board of Directors established a new annual base salary for Dr. Bianco for 1996 of $358,032. Effective December 17, 1996, Dr. Bianco entered into a new employment agreement with cti, which agreement will expire on December 31, 1999. The agreement provides that Dr. Bianco would receive a base salary at an annual rate of $393,835 in 1997 or such greater amount as the Board of Directors shall determine. The agreement provides that, in the event that cti terminates Dr. Bianco's employment without cause or Dr. Bianco terminates his employment for cause, cti shall at such time pay Dr. Bianco an amount equal to twenty-four months' base salary, all of Dr. Bianco's stock options in cti shall immediately become vested and cti shall continue to provide certain benefits through the term of the agreement. The agreement also provides for the forgiveness over the term of the agreement of certain indebtedness of Dr. Bianco to cti. See "Certain Relationships and Related Transactions." In addition, the agreement provides that Dr. Bianco is entitled to four weeks of paid vacation per year and that any unused vacation time shall be paid in cash upon the termination of Dr. Bianco's employment for any reason or at such earlier time as required to avoid forfeiture of accrued but unused vacation time. The employment agreement restricts Dr. Bianco from competing with cti for the term of the agreement and for two years after termination of his employment with cti, unless cti shall have terminated Dr. Bianco's employment without cause or Dr. Bianco shall have terminated his employment for cause. The agreement also provides that, in the event a "Change in Ownership" (as defined in Dr. Bianco's employment agreement) occurs, then all stock options of Dr. Bianco shall immediately become vested.

  Mr. Bianco, Executive Vice President, Finance and Administration, entered into a three-year employment agreement with cti, effective February 1, 1992, which agreement was extended for an additional three-year period to expire on January 31, 1998 by a letter agreement dated May 27, 1994. Effective January 1, 1997, cti's Board of Directors increased Mr. Bianco's annual base salary to $298,080. His employment agreement provides that this base salary is subject to annual increases in proportion to increases in the consumer price index ("CPI"), plus 10% of the CPI-adjusted annual base salary, or such greater amount as the Board of Directors shall determine. The agreement provides that, in the event that cti terminates Mr. Bianco's employment without cause or Mr. Bianco terminates his employment for cause, cti shall at such time pay Mr. Bianco an amount equal to the total base salary otherwise payable through the expiration of the term of the agreement or six months' base salary, whichever is greater, and shall continue to provide certain benefits through the term of the agreement. The agreement also provides that Mr. Bianco is entitled to four weeks of paid vacation per year and that any unused vacation time and sick leave shall be paid in cash upon the termination of Mr. Bianco's employment for any reason.

  Dr. Schwarz, Executive Vice President, Product Development, entered into a two-year employment agreement with cti effective May 2, 1994, which is renewable automatically for successive one-year terms subject to certain termination provisions contained in the agreement. The agreement provides that Dr. Schwarz initially would receive an annual base salary of $187,500, subject to periodic increases based on performance. In the event cti terminates Dr. Schwarz's employment without cause, cti shall pay Dr. Schwarz such amounts owing for the remaining term of the agreement. The agreement further provides that in connection with his relocation to the Seattle area, Dr. Schwarz be reimbursed for capital loss on the sale of his former residence in the form of a forgivable loan in an amount not to exceed $150,000. The loan shall be forgiven in three annual installments, subject to Dr. Schwarz's continued employment with cti, with any unforgiven portion becoming immediately due and payable within three months of any termination of Dr. Schwarz's employment. Dr. Schwarz's employment agreement expired in May 1997. Effective May 2, 1997, cti entered into a one-year severance agreement with Dr. Schwarz which provides that, in the event that Dr. Schwarz is terminated by cti without cause or that Dr. Schwarz terminates his employment for good reason, cti shall continue to pay Dr. Schwarz his monthly base salary and benefits through the expiration of the term of the agreement. The inventions and proprietary information agreement restricts Dr. Schwarz from competing with cti for two years after his termination of employment with cti.

  Dr. Lewis, Executive Vice President, Chief Scientific Officer, has a two-year severance agreement with cti, effective April 1, 1996. The agreement provides that, in the event that Dr. Lewis is terminated by cti without cause or that Dr. Lewis terminates his employment for good reason, cti shall continue to pay Dr. Lewis his monthly base salary and benefits through the expiration of the term of the agreement. The inventions and proprietary information agreement restricts Dr. Lewis from competing with cti for two years after his termination of employment with cti.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(/1/)

  The Compensation Committee of the Board of Directors (the "Committee") is composed of Directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company's executive compensation arrangements, including the compensation of the Chief Executive Officer and the other executive officers and key employees of the Company, subject to ratification by the Board. The Committee also administers the 1994 Plan and the Purchase Plan and makes all stock option grants under such plans to the Company's executive officers.

                          GENERAL COMPENSATION POLICY

  The Company operates in the extremely competitive and rapidly changing biotechnology industry. The Committee believes that the compensation programs for executive officers of the Company should be designed to attract, motivate, and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of strategic corporate objectives and individual performance and teamwork. Within this overall philosophy, the Committee's objectives are to:

  . Offer a total compensation program that takes into consideration the compensation practices of a specifically identified peer group of companies with which the Company competes for executive talent.

  . Integrate each officer's compensation package with annual and long-term corporate objectives and focus the officer's attention on the attainment of those objectives.

  . Encourage the creation of shareholder value through the achievement of strategic corporate objectives.

  . Provide annual variable incentive awards that take into account the Company's performance relative to corporate objectives and the individual officer's contributions.

  . Align the financial interests of executive officers with those of shareholders by providing significant equity-based, long-term incentives.

--------
(/1/) The material in this report is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                      COMPENSATION COMPONENTS AND PROCESS

  The Committee has developed a compensation policy which is designed to attract and retain qualified key executive officers critical to the Company's success. In developing this policy, the Committee has concluded that it is not appropriate to base a significant percentage of the compensation payable to the executive officers upon traditional financial targets, such as profit levels and return on equity. This is primarily because the Company's products are still in either development or clinical testing phases, and the Company has not yet realized any significant revenues or product sales. In addition, the Company's stock price performance may often reflect larger market forces than the Company's actual performance. For these reasons, it is difficult to tie the Company's compensation programs to financial performance. Instead, the Committee bases its decisions upon the attainment of corporate-wide, team and individual performance. Such performance is evaluated in terms of the achievement of strategic and business plan goals, including long-term goals tied to the expansion of the Company's core technology and innovative product development, the discovery of new drug candidates and the development of the Company's organizational infrastructure.

  In establishing the compensation package for the Company's executive officers, the Committee has adopted a "total pay" philosophy which includes three major components: (i) base salary set at levels which are commensurate with those of comparable positions at other biotechnology companies, (ii) annual bonuses and stock option grants tied to the achievement of strategic corporate and team objectives and individual performance and (iii) long-term, stock-based incentive awards intended to strengthen the mutuality of interests between the executive officers and the Company's shareholders.

  The Committee determines the compensation levels for the executive officers with the assistance of an independent consulting firm that furnishes the Committee with executive compensation data drawn from several nationally recognized surveys of companies within the biotechnology and biopharmaceutical industries. On the basis of those surveys, the Committee has identified a peer group of companies with which the Company competes for executive talent and which have a total capitalization and head count similar to the Company's and are at approximately the same development stage (the "Peer Companies").

  The positions of the Company's Chief Executive Officer and the other executive officers were compared with those of their counterparts at the Peer Companies, and the market compensation levels for comparable positions were examined to determine base salary, target incentives, and total cash compensation. In addition, the practices of the Peer Companies concerning stock option grants were also reviewed and compared.

  Base Salary. The base salary for each executive officer is set at a level considered appropriate for comparable positions at the Peer Companies. The Committee's policy is to target base salary levels at the market average level of base salary in effect for comparable positions at the Peer Companies. Executive officers who attain the core competencies required of their positions are paid at that level. The Committee makes its base salary determinations in accordance with the market average level of base salary in effect for comparable positions at the Peer Companies and the evaluation of performance and core competency provided for each executive officer by the Chief Executive Officer. However, the base salary payable to the Chief Executive Officer is set by the terms of the employment contract which the Company has negotiated with him and by competitive market forces.

  Variable Incentive Awards. To reinforce the attainment of Company goals, the Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. The annual incentive payment for each executive officer is determined on the basis of the achievement of the corporate objectives established for the fiscal year and the Committee's evaluation of the officer's performance both on an individual and team basis. For the 1996 fiscal year, the corporate performance objectives were tied to the following measures of financial success: (i) the influx of additional capital in the form of debt or equity, (ii) the establishment of new corporate partnering or other collaborative arrangements, and (iii) certain milestones in the clinical testing of the Company's products.

  Based on the surveys of the short-term incentive programs of the Peer Companies, the bonuses awarded to the executive officers for the 1996 fiscal year was at the mid-range of the bonus levels in effect for comparable positions at the Peer Companies and were on average equal to 14% of base salary for the year.

  Long-Term, Equity-Based Incentive Awards. The goal of the Company's long-term equity-based incentive awards is to align the interests of executive officers with the shareholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Such incentive is provided through stock option grants made under the 1994 Plan. The size of the option grant to each executive officer is set at a level which the Committee feels is appropriate to create a meaningful opportunity for stock ownership based upon the executive officer's current position with the Company, internal comparability with stock option grants made to other Company executives, the executive officer's current level of performance and his or her potential for future responsibility and promotion over the option term. The Committee also takes into account comparable equity incentives provided to individuals in similar positions in the biotechnology and biopharmaceutical industries, as reflected in external surveys, and the number of unvested options held by the executive officer at the time of the new grant. The Committee has established certain general guidelines by which the Committee seeks to target a fixed number of unvested option shares for each executive officer based upon his or her current position with the Company and his or her potential for growth within the Company, i.e. future responsibilities and possible promotions over the option term. However, the Committee does not strictly adhere to these guidelines in making stock option grants, and the relative weight which is given to the various factors varies from individual to individual, as the circumstances warrant.

  During fiscal 1996, the Committee awarded the executive officers stock options for an aggregate of 274,291 shares of Common Stock. Each grant allows the officer to acquire the shares underlying the stock option at a fixed price per share (the market price on the grant date) over a specified period of time. Specifically, the option vests in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return only if the officer remains with the Company and then only if the market price appreciates over the option term.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  The base salary of the Company's Chief Executive Officer, James A. Bianco, M.D., is reviewed annually by the Committee and was set at $358,032 for the 1996 fiscal year. Such salary level was established on the basis of the employment agreement then in effect between the Company and Dr. Bianco and the base salary levels in effect for chief executive officers at the other biotechnology and biopharmaceutical companies comprising the Peer Companies. In December 1996, the Company entered into a new employment agreement with Dr. Bianco which provides for a base salary for the 1997 fiscal year of $393,835. The salary level for Dr. Bianco brought him to 13% above the average of the salary levels then in effect for the chief executive officers of the Peer Companies.

  The incentive compensation awarded to Dr. Bianco for the 1996 fiscal year was equal to 14% of his base salary for the year and was based on the attainment of the following corporate developments: a commercial collaboration arrangement with Johnson & Johnson, the infusion of new equity capital and progress in clinical trials. Dr. Bianco was also awarded stock options for 85,715 shares of Common Stock at an exercise price of $11.725 per share. The grant reflected the Committee's continuing policy to maintain his option holdings at a level consistent with that for other chief executive officers of comparable development-stage companies in the biopharmaceutical industry and to subject a portion of his overall compensation each year to the market performance of the Company's Common Stock. Accordingly, the stock option grants will be of no value to Dr. Bianco unless there is appreciation in the value of the Company's Common Stock over the option term.

             COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

  As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company will not be allowed a Federal income tax deduction for compensation paid to certain officers, to the extent that compensation exceeds one (1) million dollars per officer in any one year. This limitation will apply to all compensation which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Company's 1994 Plan has been structured so any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

  The cash compensation paid to the Company's executive officers during fiscal 1996 did not exceed the one (1) million dollar limit per officer, nor is the cash compensation to be paid to the Company's executive officers for the 1997 fiscal year expected to reach that level. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the one (1) million dollar limitation, the Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer ever approach the one (1) million dollar level.

                                          COMPENSATION COMMITTEE

                                          Jack L. Bowman
                                          Jeremy L. Curnock Cook
                                          Wilfred E. Jaeger, M.D.
                                          Terrence M. Morris

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the last completed fiscal year, the Compensation Committee consisted of Dr. Jaeger and Messrs. Bowman, Curnock Cook and Morris. None of these individuals was at any time during the last completed fiscal year, or at any other time, an officer or employee of the Company. At the 1996 Annual Meeting of Shareholders, Mr. Curnock Cook was elected as a Director by the holders of the outstanding shares of the Company's Series A Convertible Preferred Stock voting as a separate class. In September 1996, The International Biotechnology Trust plc ("IBT"), which is an affiliate of Mr. Curnock Cook and Rothschild Asset Management Limited, purchased 14,925.373 shares of Series A Convertible Preferred Stock for an aggregate purchase price of $5.0 million. In March 1997, IBT purchased 250,000 shares of Common Stock in the Company's initial public offering for an aggregate purchase price of $2.5 million. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions."

STOCK PERFORMANCE GRAPH

  Cti became a reporting company under Section 12(g) of the Securities Exchange Act of 1934 in June 1996 because it had more than 500 shareholders of record and total assets in excess of $5,000,000 as of December 31, 1995. However, no performance graph for 1996 is included in this Proxy Statement because there was no public market for cti's common stock in 1996 and accordingly, cti does not believe that a performance graph would provide any meaningful disclosure. In March 1997 cti completed an initial public offering of its Common Stock and commenced trading on the Nasdaq National Market ("Nasdaq") under the symbol "CTIC" in March 1997. Cti's proxy statement for its first meeting of shareholders after December 31, 1997 at which Directors will be elected will include a performance graph covering the period from the date that cti's Common Stock commenced trading on Nasdaq through December 31, 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In December 1993 cti loaned Dr. Bianco $200,000 at 5.35% annual interest. The promissory note originally provided for a single payment of principal and interest on the earlier of July 1, 1997 or the third anniversary of the effective date of the initial underwritten public offering of cti's Common Stock. In December 1996 Dr. Bianco entered into an employment agreement with the Company which amended the note to provide for the forgiveness of one-third of the loan on each anniversary of the agreement. The unpaid portion of the loan will accelerate and become due and payable in the event that cti terminates Dr. Bianco's employment for cause or Dr. Bianco terminates his employment without cause. The unpaid portion of the loan will be forgiven in the event that cti terminates Dr. Bianco's employment without cause, Dr. Bianco terminates his employment for cause, dies or becomes disabled, a "Change in Ownership" (as defined in Dr. Bianco's employment agreement) occurs or cti's public market capitalization equals or exceeds $500 million. See "Employment Agreements." The loan is secured by a pledge of 5,715 shares of Common Stock owned by Dr. Bianco. The highest amount of the loan outstanding during 1996 was $232,423.

  In May 1994 cti entered into an employment agreement with Dr. Schwarz. The agreement provides that in connection with his relocation to the Seattle area, Dr. Schwarz be reimbursed for capital loss on the sale of his former residence in the form of a forgivable loan in an amount not to exceed $150,000. The loan shall be forgiven in three annual installments, subject to Dr. Schwarz's continued employment with cti, with any unforgiven portion becoming immediately due and payable within three months of any termination of Dr. Schwarz's employment. As of December 31, 1996, the outstanding principal balance of the loan was $48,471. See "Employment Agreements."

  At the 1996 Annual Meeting of Shareholders, Mr. Curnock Cook was elected as a Director by the holders of the outstanding shares of Series A Convertible Preferred Stock voting as a separate class. In September 1996, The International Biotechnology Trust plc ("IBT"), which is an affiliate of Mr. Curnock Cook and Rothschild Asset Management Limited ("Rothschild"), purchased 14,925.373 shares of Series A Convertible Preferred Stock for an aggregate purchase price of $5.0 million. In March 1997, IBT purchased 250,000 shares of Common Stock in the Company's initial public offering for an aggregate purchase price of $2.5 million. See "Security Ownership of Certain Beneficial Owners and Management" and "Compensation Committee Interlocks and Insider Participation."

  In September 1996 Kummell Investments Limited ("Kummell") purchased 14,925.373 shares of Series A Convertible Preferred Stock for an aggregate purchase price of $5.0 million. In connection with this transaction, the Company agreed that (i) it will take all necessary action to nominate a designee of Kummell at the 1999 Annual Meeting of Shareholders to serve as a Director until the 2002 Annual Meeting of Shareholders, and (ii) if prior to the 1999 Annual Meeting of Shareholders Mr. Morris, as a designee of Kummell, shall cease to be a Director, it will take all necessary action to nominate a designee of Kummell as a Director to fill the vacancy created by Mr. Morris' termination. Mr. Morris is the Chief Executive Officer of Morningside Ventures, which advises Kummell on its private venture capital portfolio. Such agreement terminated upon the closing of the Company's initial public offering on March 26, 1997.

  In November 1996 Johnson & Johnson Development Corporation ("JJDC"), a wholly-owned subsidiary of Johnson & Johnson, purchased 14,925.373 shares of Series B Convertible Preferred Stock, for an aggregate purchase price of $5.0 million, pursuant to a Stock Purchase Agreement entered into between cti and JJDC in connection with the execution of a collaboration agreement between the Company and subsidiaries of Johnson & Johnson. JJDC also purchased an additional 300,000 shares of Common Stock on March 26, 1997, concurrent with the closing of the Company's initial public offering for an aggregate purchase price of $3.0 million. Pursuant to the Stock Purchase Agreement, cti is entitled to require JJDC to purchase additional shares of Common Stock upon the achievement of certain milestones.

                                OTHER BUSINESS

  As of the date of this Proxy Statement, management knows of no other business that will be presented for action at the meeting. Management has not received any advance notice of business to be brought before the meeting by any shareholder. If other business requiring a vote of the shareholders should come before the meeting, the person designated as your proxy will vote or refrain from voting in accordance with his best judgment.

                               OTHER INFORMATION

  The Company's Annual Report to Shareholders for the year ended December 31, 1996 (the "Annual Report") is being mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not considered proxy soliciting material nor is it incorporated into this Proxy Statement.

                             SHAREHOLDER PROPOSALS

  A shareholder who intends to nominate a candidate for election to the Board of Directors or to present a proposal of business at the 1998 Annual Meeting and desires that information regarding the proposal be included in the 1998 proxy statement and proxy materials must ensure that such information is received in writing by the Secretary of the Company at the Company's principal executive offices not later than April 19, 1998.

                                      By Order of the Board of Directors


                                      Michael J. Kennedy
                                      Secretary

Seattle, Washington
May 21, 1997

                                    ANNEX A

                            CELL THERAPEUTICS, INC.
                          1994 EQUITY INCENTIVE PLAN
                      AS AMENDED AND RESTATED MAY 7, 1997

  1. PURPOSE. The purpose of this 1994 Equity Incentive Plan (the "Plan") is to enable Cell Therapeutics, Inc., a Washington corporation (the "Company"), to attract and retain the services of (a) selected employees, officers and directors of the Company or of any parent or subsidiary corporation of the Company, (b) non-employee members of the Company's Board of Directors and (c) other selected non-employee agents, consultants, advisers and independent contractors of the Company or any parent or subsidiary (together, "Eligible Persons").

  2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided below and in paragraph 11, up to 2,336,715 shares of the Company's Common Stock (inclusive of the 1,000,000-share increase authorized by the Board on May 7, 1997, subject to shareholder approval at the Company's 1997 annual meeting of shareholders), plus such shares of Common Stock for which options previously granted under the Company's 1992 Stock Option Plan may expire, terminate or be cancelled (the "Shares") shall be offered and issued under the Plan. To the fullest extent permitted under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (a) if an option or a stock appreciation right granted under the Plan expires, terminates or is cancelled, the unissued Shares subject to such option or stock appreciation right shall again be available under the Plan, and (b) if Shares sold under the Plan are forfeited to the Company or repurchased by the Company at the purchase price paid per share, the number of Shares forfeited or repurchased shall again be available under the Plan. In accordance with the requirements of Section 162(m) of the Code, no eligible employee shall receive stock options, separately exercisable stock appreciation rights and direct stock awards for more than 233,671 shares in the aggregate per calendar year under the Plan.

  3. EFFECTIVE DATE AND DURATION OF PLAN.

  (a) Effective Date. The Plan shall become effective when adopted by the Board of Directors of the Company (the "Board") and approved by the affirmative vote of the holders of a majority of the Common Stock of the Company represented at a shareholder meeting at which a quorum is present. Options and stock appreciation rights may be granted and Shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

  (b) Duration. No options or stock appreciation rights may be granted under the Plan, no stock bonuses may be awarded under the Plan, and no Shares may be sold pursuant to paragraph 8 of the Plan on or after January 1, 2004. However, the Plan shall continue in effect until all Shares available for issuance under the Plan have been issued and all restrictions on such Shares have lapsed. The Board may suspend or terminate the Plan at any time, except with respect to options, stock appreciation rights and Shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, stock appreciation rights, any right of the Company to repurchase Shares or the forfeitability of Shares issued under the Plan.

  4. ADMINISTRATION.

  (a) The Plan shall be administered by a committee appointed by the Board consisting of not less than two directors (the "Committee"). The Committee shall determine and designate from time to time the Eligible Persons to whom awards shall be made, the amount of the awards, and the other terms and conditions of the awards; provided, however, that only the Board may amend or terminate the Plan as provided in paragraphs 3 and 15. At any time when the officers and directors of the Company are subject to Section 16(b) of the Exchange Act, the Committee shall consist solely of "non-employee directors" as such term is defined from time to time in Rule 16b-3 under the Exchange Act. In addition, at any time when the Company is subject to Section 162(m) of the Code, the Committee shall consist solely of "outside directors", as defined in the regulations promulgated pursuant to Section 162(m) of the Code. Notwithstanding the provisions of this Section 4(a) and Section 4(b) below, all discretionary actions to be taken with respect to the options granted to Non-Employee Directors pursuant to Section 10 below shall be made by the Board.

  (b) Subject to the provisions of the Plan, the Committee may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to Shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Committee shall be final and conclusive. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

  5. TYPES OF AWARDS; ELIGIBILITY. The Committee may, from time to time, take the following actions under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Code, as provided in paragraph 6(b); (ii) grant options other than Incentive Stock Options ("Nonstatutory Stock Options") as provided in paragraph 6(c); (iii) award stock bonuses as provided in paragraph 7; (iv) sell Shares as provided in paragraph 8; and (v) grant stock appreciation rights as provided in paragraph 9. Any such awards may be made to employees (including employees who are officers or directors of the Company or of any parent or subsidiary corporation of the Company, and to other Eligible Persons described in paragraph 1 who the Committee believes have made or will make an important contribution to the Company or its parent or subsidiaries; provided, however, that only employees of the Company or a parent or subsidiary shall be eligible to receive Incentive Stock Options under the Plan. The Committee shall select the Eligible Persons to whom awards shall be made and shall specify the action taken with respect to each Eligible Person to whom an award is made under the Plan. At the discretion of the Committee, an Eligible Person may be given an election to surrender an award in exchange for the grant of a new award.

  6. OPTION GRANTS

  (a) Grant. Each option granted under the Plan shall be evidenced by a stock option agreement in such form as the Committee shall prescribe from time to time in accordance with the Plan. With respect to each option grant, the Committee shall determine the number of Shares subject to the option, the option price, the period of the option, and the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Nonstatutory Stock Option.

  (b) Incentive Stock Options. Incentive Stock Options granted under the Plan shall be subject to the following terms and conditions:

    (i) No employee may be granted Incentive Stock Options under the Plan such that the aggregate fair market value, on the date of grant, of the Shares with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year under the Plan and under any other incentive stock option plan (within the meaning of Section 422 of the Code) of the Company or of any parent or subsidiary corporation of the Company exceeds $100,000.

    (ii) An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation of the Company only if the option price is at least 110 percent of the fair market value, as described in paragraph 6(b)(iv), of the Shares subject to the option on the date it is granted, and the option by its terms is not exercisable more than five years from the date of grant.

    (iii) Subject to paragraphs 6(b)(ii) and 6(d), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Committee, except that no Incentive Stock Option shall be exercisable more than 10 years from the date of grant.

    (iv) The option price per Share shall be determined by the Committee at the time of grant. Subject to paragraph 6(b)(ii), the option price shall not less than 100 percent of the fair market value of the Shares covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be fixed by the Committee at whatever price the Committee may determine in the exercise of its sole discretion; provided, that the per share exercise price for any option granted following the effective date of registration of any of the Company's securities under
  Section 12 of the Exchange Act shall be deemed to be the average of the closing bid and asked prices for the Common Stock of the Company as reported on the National Association of Securities Dealers, Inc. Automated Quotation System on the day preceding the day the option is granted, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other reported value of the Common Stock of the Company as shall be specified by the Committee.

    (v) The Committee may at any time without the consent of the optionee convert an Incentive Stock Option into a Nonstatutory Stock Option.

  (c) Nonstatutory Stock Options. Nonstatutory Stock Options shall be subject to the following additional terms and conditions:

    (i) The option price for Nonstatutory Stock Options shall be determined by the Committee at the time of grant. The option price may not be less than the fair market value of the Shares covered by the Nonstatutory Stock Option on the date of grant. The fair market value of the Shares covered by a Nonstatutory Stock Option shall be determined pursuant to paragraph 6(b)(iv).

    (ii) Nonstatutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Committee.

  (d) Exercise of Options. Except as provided in paragraph 6(f) or as determined by the Committee, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company or any parent or subsidiary corporation of the Company and shall have been so employed or have provided such service continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Committee shall not, however, be deemed an interruption of employment for purposes of the Plan. Unless otherwise determined by the Committee, vesting of options shall not continue during an absence on leave (including an extended illness) or on account of disability. Except as provided in paragraphs 6(f), 11 and 13, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Committee; provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Committee, if the optionee does not exercise an option in any one year with respect to the full number of Shares to which the optionee is entitled in that year, the optionee's right shall be cumulative and the optionee may purchase those Shares in any subsequent year during the term of the option.

  (e) Limited Transferability. During the lifetime of the optionee, options under the Plan shall be exercisable only by the optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the optionee's death. However, with the consent of the Committee, Nonstatutory Stock Options may, in connection with the optionee's estate plan, be assigned in whole or in part during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee by the Committee. Nonstatutory Stock Options may also be assigned or transferred pursuant to a qualified domestic relations order.

  (f) Termination of Employment or Service.

    (i) In the event the employment or service of the optionee by the Company or a parent or subsidiary corporation of the Company terminates for any reason other than because of death or physical disability, the option may be exercised at any time prior to the expiration date of the option or the expiration of three months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

    (ii) In the event of the termination of the optionee's employment or service with the Company or a parent or subsidiary corporation of the Company because the optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code), the option may be exercised at any time prior to the expiration date of the option or the expiration of one year after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

    (iii) In the event of the death of an optionee while employed by or providing service to the Company or a parent or subsidiary corporation of the Company, the option may be exercised at any time prior to the expiration date of the option or the expiration of one year after the date of such death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option on the date of death, and only by the person or persons to whom such optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

    (iv) The Committee, at the time of grant or at any time thereafter, may extend the three-month and one-year expiration periods any length of time not later than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Committee may determine.

    (v) To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase Shares pursuant to such option shall cease and terminate.

  (g) Purchase of Shares. Unless the Committee determines otherwise, Shares may be acquired pursuant to an option only upon receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of Shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, and, if required to comply with the Securities Act of 1933, as amended, or state securities laws, the notice shall include a representation that it is the optionee's present intention to acquire the Shares for investment and not with a view to distribution. The certificates representing the Shares shall bear any legends required by the Committee. Unless the Committee determines otherwise, on or before the date specified for completion of the purchase of Shares pursuant to an option, the optionee must have paid the Company the full purchase price of such Shares in cash (including, with the consent of the Committee, cash that may be the proceeds of a loan from the Company), or, with the consent of the Committee, in whole or in part, in Shares valued at fair market value, as determined pursuant to paragraph 6(b)(iv). Unless the Committee determines otherwise, all payments made to the Company in connection with the exercise of an option must be made by a certified or cashier's bank check or by the transfer of immediately available federal funds. No Shares shall be issued until full payment therefor has been made. With the consent of the Committee, an optionee may request the Company to apply automatically the Shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option. Each optionee who has exercised an option shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company or any parent or subsidiary corporation of the Company may withhold that amount from other amounts payable to the optionee by the Company or the parent or subsidiary corporation, including salary, subject to applicable law. With the consent of the Committee, an optionee may deliver Shares to the Company to satisfy the withholding obligation.

  7. STOCK BONUSES. The Committee may award Shares to Eligible Persons under the Plan as stock bonuses. Shares awarded as a stock bonus shall be subject to such terms, conditions, and restrictions as shall be determined by the Committee, all of which shall be evidenced in a writing signed by the recipient prior to receiving the bonus Shares. The Committee may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The certificates representing the Shares awarded shall bear any legends required by the Committee. The Company may require any recipient of a stock bonus to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or any parent or subsidiary corporation of the Company may withhold that amount from other amounts payable to the recipient by the Company or the parent or subsidiary corporation, including salary, subject to applicable law. With the consent of the Committee, a recipient may deliver Shares to the Company to satisfy the withholding obligation.

  8. STOCK SALES. The Committee may issue Shares to Eligible Persons under the Plan for such consideration (including promissory notes and services) as determined by the Committee, provided that in no event shall the consideration be less than 75 percent of the fair market value of the Shares at the time of issuance, determined pursuant to paragraph 6(b)(iv). Shares issued under this paragraph 8 shall be subject to the terms, conditions and restrictions determined by the Committee. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the Shares issued, together with such other restrictions as may be determined by the Committee. The certificates representing the Shares shall bear any legends required by the Committee. The Company may require any purchaser of stock issued under this paragraph 8 to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company or any parent or subsidiary corporation of the Company may withhold that amount from other amounts payable to the purchaser by the Company or any parent or subsidiary corporation, including salary, subject to applicable law. With the consent of the Committee, a purchaser may deliver Shares to the Company to satisfy the withholding obligation.

  9. STOCK APPRECIATION RIGHTS.

  (a) Grant. Stock appreciation rights may be granted under the Plan by the Committee, subject to such rules, terms, and conditions as the Committee prescribes. The Committee shall pre-approve, at the time any such right is granted to an officer or director subject to Section 16 of the Exchange Act, the subsequent exercise of that right in accordance with the terms of the grant and the provisions of this paragraph 9. Accordingly, no additional approval of the Committee or the Board shall be required at the time the right is actually exercised.

  (b) Exercise.

    (i) A stock appreciation right shall be exercisable only at the time or times established by the Committee. If a stock appreciation right is granted in connection with an option, the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised. Upon exercise of a stock appreciation right, any option or portion thereof to which the stock appreciation right relates terminates. If a stock appreciation right is granted in connection with an option, upon exercise of the option, the stock appreciation right or portion thereof to which the option relates terminates.

    (ii) The Committee may withdraw any stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right (including conditions designed to ensure compliance with the requirements for an exemption pursuant to Rule 16b-3 under the Exchange Act) or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights. Such rules and regulations may govern the right to exercise stock appreciation rights granted before adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter.

    (iii) Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one Share over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the option price per Share under the option to which the stock appreciation right relates), multiplied by the number of Shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. No stock appreciation right shall be exercisable at a time that the amount determined under this subparagraph is negative. Payment by the Company upon exercise of a stock appreciation right may be made in Shares valued at fair market value, in cash, or partly in Shares and partly in cash, all as determined by the Committee.

    (iv) For purposes of this paragraph 9, the fair market value of the Shares shall be determined pursuant to paragraph 6(b)(iv), on the trading day preceding the date the stock appreciation right is exercised.

    (v) No fractional Shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Committee shall determine, the number of Shares may be rounded downward to the next whole Share.

    (vi) Each participant who has exercised a stock appreciation right shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or any parent or subsidiary corporation of the Company may withhold that amount from other amounts payable to the participant by the Company or any parent or subsidiary corporation, including salary, subject to applicable law. With the consent of the Committee, a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any Shares to be issued upon the exercise that number of Shares that would satisfy the withholding amount due or by delivering Shares to the Company to satisfy the withholding amount.

    (vii) Upon the exercise of a stock appreciation right for Shares, the number of Shares reserved for issuance under the Plan shall be reduced by the number of Shares issued. Cash payments of stock appreciation rights shall not reduce the number of Shares reserved for issuance under the Plan.

  10. OPTION GRANTS TO NON-EMPLOYEE DIRECTORS.

  (a) Automatic Grants. Each Non-Employee Director shall automatically be granted a fully vested Nonstatutory Stock Option to purchase 2,858 Shares upon his or her election to the Board of Directors for the first time. In addition, on each anniversary of each Non-Employee Director's immediately preceding election or appointment to the Board, such Non-Employee Director who is a member of the Board on such anniversary date shall automatically be granted, effective as of such anniversary date, a fully vested Nonstatutory Stock Option to purchase 1,905 shares. A "Non-Employee Director" is a director of the Company who is not an employee of the Company or of any parent or subsidiary corporation of the Company on the date the option is granted.

  (b) Terms of Options. The exercise price for options granted under this paragraph 10 shall be the fair market value of the Shares on the date of grant, determined pursuant to paragraph 6(b)(iv). Each such option shall have a 10 year term from the date of grant, unless earlier terminated as provided in paragraph 6(f).

  11. CHANGES IN CAPITAL STRUCTURE. If the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, the Committee shall make appropriate adjustments to (i) the number and kind of securities available for awards under the Plan; (ii) the number and kind of securities as to which outstanding options and stock appreciation rights, or portions thereof then unexercised, shall be exercisable, so that the participant's proportionate interest before and after the occurrence of the event is maintained, provided that this paragraph 11 shall not apply with respect to transactions referred to in paragraph 13; (iii) the maximum number and kind of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock awards per calendar year; and (iv) the number and kind of securities for which automatic option grants are to be made to newly-elected or continuing Non-Employee Directors pursuant to paragraph 10 hereof. Appropriate adjustments to reflect any such transaction shall also be made to the exercise price per share in effect under each outstanding stock option or stock appreciation right, provided the aggregate exercise price of each grant shall remain the same. The Committee may also require that any securities issued in respect of or exchanged for Shares issued hereunder that are subject to restrictions be subject to similar restrictions. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustment made by the Committee shall be conclusive.

  12. OTHER AWARDS. The Committee shall have the authority to specify the terms and provisions of other equity-based or equity-related awards not described herein which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company.

  13. EFFECT OF REORGANIZATION OR LIQUIDATION.

  (a) Cash, Stock or Other Property for Stock. Except as provided in paragraph 13(b), upon a merger, consolidation, reorganization, plan of exchange or liquidation involving the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their Common Stock (any such transaction to be referred to in this paragraph 13 as an "Accelerating Event"), any option or stock appreciation right granted hereunder shall terminate, but the optionee shall have the right during a 30-day period immediately prior to any such Accelerating Event to exercise his or her option or stock appreciation right, in whole or in part, without any limitation on exercisability.

  (b) Stock for Stock. If the shareholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their Common Stock in any transaction involving a merger, consolidation, reorganization, or plan of exchange, all options granted hereunder shall be converted into options to purchase shares of Exchange Stock and all stock appreciation rights granted hereunder shall be converted into stock appreciation rights measured by the Exchange Stock, unless the Committee, in its sole discretion, determines that any or all such options or stock appreciation rights granted hereunder shall not be converted, but instead shall terminate in accordance with the provisions of paragraph 13(a). The amount and price of converted options and stock appreciation rights shall be determined by adjusting the amount and price of the options or stock appreciation rights granted hereunder to take into account the relative values of the Exchange Stock and the Common Stock in the transaction.

  (c) Change in Control. In the event of a Change in Control and except as the Committee (as constituted immediately prior to such Change in Control) may otherwise determine in its sole discretion, (i) all options and stock appreciation rights granted hereunder (including options and stock appreciation rights granted to officers or directors less than six months prior to any such Change in Control) shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable, and (ii) all restrictions and conditions of all bonus Shares then outstanding shall lapse as of the date of the Change in Control. A "Change in Control" means:

    (i) The acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange
  Act) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing 50.1 percent or more of either (a) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of
  Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation which would not be a Change of Control under paragraph (iii) below; or

    (ii) Individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

    (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless following such reorganization, merger or consolidation, (a) more than 50 percent of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and
  (b) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

    (iv) Approval by the shareholders of the Company of (a) a complete liquidation or dissolution of the Company or (b) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 50 percent of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

  (d) The rights set forth in this paragraph 13 shall be transferable only to the extent the related option or stock appreciation right is transferable.

  14. CORPORATE MERGERS, ACQUISITIONS, ETC. The Committee may also grant options, grant stock appreciation rights, award stock bonuses and sell stock under the Plan having terms, conditions and provisions that vary from those specified in the Plan; provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses and stock sold or awarded by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a parent or subsidiary corporation of the Company is a party.

  15. AMENDMENT OF PLAN.

  (a) The Board may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason; except that no such modification or amendment shall be effective without shareholders approval if such approval is required to comply with any applicable law, rule or regulation. Except as provided in paragraphs 6(b)(v), 10, 11 and 13, however, no change in an award already granted shall be made without the written consent of the holder of such award.

  (b) The Plan was amended and restated by the Board on May 7, 1997 (the "1997 Restatement") to effect the following changes: (i) increase the maximum number of shares of Common Stock authorized for issuance over the term of the Plan by an additional 1,000,000 shares, (ii) render the Non-Employee Directors who are serving as members of the Committee eligible to receive option grants, stock appreciation rights and direct stock awards under the Plan during their period of service on the Committee, and (iii) effect a series of additional changes to the provisions of the Plan (including the stockholder approval requirements, the transferability of Nonstatutory Stock Options and the elimination of the six (6)-month holding period requirement as a condition to the exercise of stock options and stock appreciation rights held by officers and directors subject to Section 16 of the Exchange Act) in order to take advantage of the recent amendments to Rule 16b-3 under the Exchange Act which exempts certain officer and director transactions under the Plan from the short-swing liability provisions of the Federal securities laws. The 1997 Restatement is subject to shareholder approval at the Company's 1997 annual meeting of shareholders, and no option grants made on the basis of the 1,000,000-share increase shall become exercisable in whole or in part unless and until the 1997 Restatement is approved by the shareholders. Should such shareholder approval not be obtained, then any options granted on the basis of the 1,000,000-share increase shall terminate without ever becoming exercisable for those shares, and no further option grants, stock appreciation rights or direct stock issuances shall be made on the basis of such share increase. However, option grants, stock appreciation rights and direct stock issuances may continue to be made pursuant to the provisions of the Plan as in effect immediately prior to the 1997 Restatement. All option grants, stock appreciation rights and direct stock issuances made prior to the 1997 Restatement shall remain outstanding in accordance with the terms and conditions of the respective instruments evidencing those options, rights or issuances, and nothing in the 1997 Restatement shall be deemed to modify or in any way affect those outstanding options, rights or issuances. Subject to the foregoing limitations, the Committee may grant stock options and stock appreciation rights and make direct stock issuances under the Plan at any time before the date fixed herein for the termination of the Plan.

  16. APPROVALS. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company shall not be obligated to issue or deliver Shares under the Plan if such issuance or delivery would violate applicable state or federal securities laws, or if compliance with such laws would, in the opinion of the Company, be unduly burdensome or require the disclosure of information which would not be in the Company's best interests.

  17. EMPLOYMENT AND SERVICE RIGHTS. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any parent or subsidiary corporation of the Company or shall interfere in any way with the right of the Company or any parent or subsidiary corporation of the Company by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to increase or decrease such employee's compensation or benefits; or (ii) confer upon any person engaged by the Company or any parent or subsidiary corporation of the Company any right to be retained or employed by the Company or the parent or subsidiary or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company or the parent or subsidiary.

  18. RIGHTS AS A SHAREHOLDER. The recipient of any award under the Plan shall have no right as a shareholder with respect to any Shares until the date of issue to the recipient of a stock certificate for such Shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

                                    ANNEX B

                            CELL THERAPEUTICS, INC.
                       1996 EMPLOYEE STOCK PURCHASE PLAN

  1. Purpose. The Cell Therapeutics, Inc. 1996 Employee Stock Purchase Plan (the "Plan") is intended to encourage ownership of stock by employees of Cell Therapeutics, Inc., a Washington corporation (the "Company"), and certain affiliates, and to provide additional incentive for the employees to promote the success of the business of the Company and any such affiliates. It is intended that the Plan shall be an "employee stock purchase plan" within the meaning of Section 423 of the Code.

  2. Definitions. As used in this Plan, the following terms shall have the meanings set forth below:

    (a) "Beneficiary" means the person designated as beneficiary on the Optionee's Enrollment Agreement or, if no such beneficiary is named or no such agreement is in effect at the Optionee's death, his or her beneficiary as determined under the provisions of the Company's program of life insurance for employees.

    (b) "Board" means the Board of Directors of the Company.

    (c) "Change in Control" means any of the following:

      (i) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the Stock where the shareholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company;

      (ii) a merger in which the shareholders of the Company before such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company;

      (iii) the sale, exchange or transfer of all or substantially all of the Company's assets (other than a sale, exchange or transfer to one or more corporations or other entities where the shareholders of the Company before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) or other entities to which the assets were transferred).

    (d) "Code" means the Internal Revenue Code of 1986, as amended, or any statute successor thereto, and any regulations issued from time to time thereunder.

    (e) "Committee" means a committee of the Board consisting of not less than two directors of the Company who are not employees of the Company or any Related Corporation, each appointed by the Board from time to time to serve at its pleasure for the purpose of carrying out the responsibilities of the Committee under the Plan. Each member of the Committee will be "disinterested" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. For any period during which no such committee is in existence, all authority and responsibility assigned to the Committee under this Plan shall be exercised, if at all, by the Board.

    (f) "Compensation" means the total taxable cash compensation of an Optionee, exclusive of expense reimbursement or relocation allowances.

    (g) "Eligible Employee" means a person who is eligible under the provisions of Section 7 to receive an Option as of a particular Offering Commencement Date.

    (h) "Enrollment Agreement" means an agreement whereby an Optionee authorizes a Participating Employer to withhold payroll deductions from his or her Compensation and otherwise is in such form as the Committee may specify.

    (i) "Fair Market Value" means, as of any given date, the last reported sales price of the Stock as reported in The Wall Street Journal for such date or, if either no such sale is reported or the Stock is not publicly traded on or as of such date, the fair market value of the Stock as determined by the Committee in good faith based on the available facts and circumstances at the time.

    (j) "Offering Commencement Date" means any date on which Options are granted under the Plan as determined by the Committee pursuant to Section 8.

    (k) "Offering Period" means a period of approximately six months' duration, beginning on an Offering Commencement Date and ending, subject to
  Section 9.6, on the last business day of the sixth calendar month ending after such date, during which Options are granted and outstanding under the Plan pursuant to a determination by the Committee under Section 4.

    (l) "Offering Termination Date" means the last business day of an Offering Period, on which Options must, if ever, be exercised.

    (m) "Option" means an option to purchase shares of Stock granted under the Plan.

    (n) "Optionee" means an Eligible Employee to whom an Option is granted.

    (o) "Option Shares" means shares of Stock purchasable under an Option.

    (p) "Participating Employer" means the Company or any Related Corporation which is designated by the Committee as a corporation whose Eligible Employees are to receive Options as of a particular Offering Commencement Date.

    (q) "Related Corporation" means any corporation which is or during the term of the Plan becomes a parent corporation of the Company, as defined in
  Section 424(e) of the Code, or a subsidiary corporation of the Company, as defined in Section 424(f) of the Code.

    (r) "Stock" means the common stock, without par value, of the Company.

  3. Term of Plan. The Plan shall become effective upon (a) the adoption of the Plan by the Board, subject to the approval of the Plan by the shareholders of the Company within 12 months of such adoption, and (b) the effectiveness of a registration statement on Form S-8 under the Securities Act of 1933, as amended, covering the shares of Stock subject to the Plan. No Option shall be granted under the Plan on or after the tenth anniversary of such approval but Options theretofore granted may extend beyond that date.

  4. Administration. The Plan shall be administered by the Committee, which shall determine from time to time whether to grant Options under the Plan as of any date otherwise qualifying as an Offering Commencement Date. The Committee shall further determine which (if any) Related Corporation shall be Participating Employers as of each Offering Commencement Date. The Committee shall have authority in its discretion to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to determining the terms of Options granted under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any determination of the Committee shall be final and binding upon all persons having or claiming any interest under the Plan or under any Option granted pursuant to the Plan.

  5. Amendment and Termination. The Board may terminate or amend the Plan at any time and from time to time. No termination of or amendment to the Plan may materially adversely affect the rights of an Optionee with respect to any Option held by the Optionee as of the date of such termination or amendment without the Optionee's consent.

  6. Shares of Stock Subject to the Plan. No more than an aggregate of 285,714 shares of Stock may be issued or delivered pursuant to the exercise of Options granted under the Plan. Shares to be delivered upon the exercise of Options may be either shares of Stock which are authorized but unissued or shares of Stock held by the Company in its treasury. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to the Option shall become available for other Options granted under the Plan. The Company shall, at all times during which Options are outstanding, reserve and keep available shares of Stock sufficient to satisfy such Options, and shall pay all fees and expenses incurred by the Company in connection therewith. In the event of any capital change in the outstanding Stock as contemplated by Section 9.6, the number and kind of shares of Stock reserved and kept available by the Company shall be appropriately adjusted.

  7. Eligibility. Each employee of a Participating Employer shall be granted an Option on each Offering Commencement Date on which such employee meets all of the following requirements:

    (a) The employee is customarily employed by a Participating Employer for more than twenty hours per week and for more than five months per calendar year and has been employed by one or more Participating Employers for at least twelve months (consecutive or nonconsecutive) prior to the applicable Offering Commencement Date.

    (b) The employee will not, after grant of the Option, own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this subparagraph (b), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of the employee, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

    (c) Upon grant of the Option, the employee's rights to purchase stock under all employee stock purchase plans (as defined in Section 423(b) of the Code) of the Company and its Related Corporations will not accrue at a rate which exceeds $25,000 of fair market value of the stock (determined as of the grant date) for each calendar year in which such option is outstanding at any time. The accrual of rights to purchase stock shall be determined in accordance with Section 423(b)(8) of the Code.

  8. Offering Commencement Dates. Options shall be granted on the first business day of any calendar month which is designated by the Committee as the beginning of an Offering Period.

  9. Terms and Conditions of Options.

    9.1 General. All Options granted on a particular Offering Commencement Date shall comply with the terms and conditions set forth in Sections 9.2 through 9.10.

    9.2 Purchase Price. The purchase price of Option Shares shall be 85% of the lower of (a) the Fair Market Value of the shares as of the Offering Commencement Date and (b) the Fair Market Value of the shares as of the Offering Termination Date.

    9.3 Restrictions on Transfer. Options may not be assigned, transferred, pledged or otherwise disposed of. An Option may not be exercised by anyone other than the Optionee during the lifetime of the Optionee. Option Shares may not be assigned, transferred, pledged or otherwise disposed of, except by will or under the laws of descent and distribution, until after the first anniversary of the Offering Termination Date on which acquired (or the death of the Optionee, if earlier) without the of consent the Committee, but thereafter may be sold or otherwise transferred without restriction. The Optionee shall agree in the Enrollment Agreement to notify the Company of any transfer of the shares within two years of the Offering Commencement Date of those shares. The Company shall have the right to place a legend on all stock certificates instructing the transfer agent to notify the Company of any transfer of the shares. The Company shall also have the right to place a legend on certificates setting forth the restriction on transferability of such shares.

    9.4 Expiration. Each Option shall expire at the close of business on the Offering Termination Date or on such earlier date as may result from the operation of Section 9.5 or by action of the Committee taken pursuant to
Section 9.6.

    9.5 Termination of Employment of Optionees. If an Optionee ceases for any reason to be continuously employed by a Participating Employer, whether due to death, retirement, voluntary severance, involuntary severance, transfer, or disaffirmation of a Related Corporation with the Company, his or her Option shall immediately expire, and the Optionee's accumulated payroll deductions shall be returned to the Optionee or his or her Beneficiary, as the case may be, by the Company. For purposes of this Section 9.5, an Optionee shall be deemed to be employed throughout any leave of absence for military service, illness or other bona fide purpose which does not exceed the longer of ninety days or the period during which the Optionee's reemployment rights are guaranteed by statute or by contract. If the Optionee does not return to active employment prior to the termination of such period, his or her employment shall be deemed to have ended on the ninety-first day of such leave of absence.

  9.6 Capital Changes Affecting the Stock. In the event that, between the Offering Commencement Date and the Offering Termination Date of an Option, a stock dividend is paid or becomes payable in respect of the Stock or there occurs a split-up or contraction in the number of shares of Stock, the number of shares for which the Option may thereafter be exercised and the price to be paid for each such share shall be proportionately adjusted. In the event of a Change in Control, the Committee, in its sole discretion, shall either (a) provide that Options granted under the Plan shall be fully exercisable to the extent of each Participant's accumulated withholdings for the Offering Period as of a date prior to the Change in Control or (b) arrange with the surviving, continuing, successor or purchasing corporation, as the case may be, that such corporation assume the Company's rights and obligations under the Plan. In the event that there is to occur a recapitalization involving an increase in the par value of the Stock which would result in a par value exceeding the exercise price under an outstanding Option, the Company shall notify the Optionee of such proposed recapitalization immediately upon its being recommended by the Board to the Company's shareholders, after which the Optionee shall have the right to exercise his or her Option prior to such recapitalization; if the Optionee fails to exercise the Option prior to recapitalization, the exercise price under the Option shall be appropriately adjusted. In the event that, after the Offering Commencement Date, there occurs a dissolution or liquidation of the Company, except pursuant to a transaction to which Section 424(a) of the Code applies, each Option shall terminate, but the Optionee shall have the right to exercise his or her Option prior to such dissolution or liquidation.

  9.7 Payroll Deductions. An Optionee may purchase shares under his or her Option during any particular Offering Period by completing and returning to the Human Resources department of the Company at least ten days prior to the beginning of such Offering Period an Enrollment Agreement indicating a percentage (which shall be a full integer between two and ten) of his or her Compensation which is to be withheld each payroll period. The Optionee shall not be permitted to change the percentage of Compensation withheld during an Offering Period. However, the Optionee may withdraw any or all of his or her accumulated payroll deductions by submitting a written request therefor to the Human Resources department of the Company no later than two weeks prior to the Offering Termination Date whereupon his or her payroll deduction for the remainder of the Offering Period shall cease and he or she shall not be permitted to re-enroll in such Offering Period. Any Enrollment Agreement in effect for an Offering Period shall remain in effect as to any subsequent Offering Period unless revoked by a withdrawal of the Optionee's accumulated payroll deduction amounts (in which case submission of a new Enrollment Agreement will be required for participation in a future Offering Period) or modified by submission of a new Enrollment Agreement, or until the Optionee's termination of employment for any reason.

  9.8 Exercise of Options. On the Offering Termination Date, the Optionee may purchase the number of shares purchasable by his or her accumulated payroll deductions (subject to any maximum limit established by the Committee, in its sole discretion, on the number of shares available under every Option in a particular Offering Period), provided that:

      (a) If the total number of shares which all Optionees elect to purchase, together with any shares already purchased under the Plan, exceeds the total number of shares which may be purchased under the Plan pursuant to Section 6, the number of shares which each Optionee is permitted to purchase shall be decreased pro rata based on the Optionee's accumulated payroll deductions in relation to all accumulated payroll deductions currently being withheld under the Plan.

      (b) If the number of shares purchasable includes a fraction, such number shall be adjusted to the next smaller whole number and the purchase price shall be adjusted accordingly.

  Accumulated payroll deductions not withdrawn prior to the Offering Termination Date shall be automatically applied by the Company toward the purchase of Option Shares. Accumulated payroll deductions, to the extent in excess of the aggregate purchase price of the shares purchased by the Optionee on an Offering Termination Date, shall be refunded to the Optionee.

  9.9 Delivery of Stock. Except as provided below, within a reasonable time after the Offering Termination Date, the Company shall deliver or cause to be delivered to the Optionee a certificate or certificates for the number of shares purchased by the Optionee. A stock certificate representing the number of shares purchased will be issued in the participant's name only, or if his or her Enrollment Agreement so specifies, in the name of the employee and another person of legal age as joint tenants with rights of survivorship. If any law or applicable regulation of the Securities and Exchange Commission or other body having jurisdiction in the premises shall require that the Company or the Optionee take any action in connection with the shares being purchased under the Option, delivery of the certificate or certificates for such shares shall be postponed until the necessary action shall have been completed, which action shall be taken by the Company at its own expense, without unreasonable delay. The Optionee shall have no rights as a shareholder in respect of shares for which he or she has not received a certificate.

  Notwithstanding the foregoing, the Company may elect to hold for the benefit of the Optionee any shares otherwise to be delivered to the Optionee pursuant to this Section 9.9, or to deliver the same to such agent or agents of the Company for the benefit of the Optionee as the Company may select, for the period during which the transfer of such shares is limited by this Plan and by
Section 423 of the Code (and thereafter, until the Optionee requests delivery of such shares of Stock in writing). In that event, the Optionee shall have all of the rights of a shareholder in the shares so held by the Company or its agent, except as limited by the restriction on transferability, from and after the issuance of the same and the Company or its agent shall adopt reasonable procedures to enable the Optionee to exercise such rights. In the event of the Optionee's death while any shares are so held, such shares shall be delivered to the Optionee's Beneficiary promptly following the Committee's receipt of evidence satisfactory to the Committee of the Optionee's death.

  9.10 Return of Accumulated Payroll Deductions. In the event that the Optionee or his or her Beneficiary is entitled to the return of accumulated payroll deductions, whether by reason of voluntary withdrawal, termination of employment, retirement, death, or in the event that accumulated payroll deductions exceed the price of shares purchased, such amount shall be returned by the Company to the Optionee or the Beneficiary, as the case may be, as soon as practicable following the Offering Termination Date of the Offering Period in which the same were deducted. Accumulated payroll deductions held by the Company shall not bear interest nor shall the Company be obligated to segregate the same from any of its other assets.

  10. No Enlargement of Employment Rights. Neither the establishment or continuation of the Plan nor the grant of any Option hereunder shall be deemed to give any employee the right to be retained in the employ of the Company or a Related Corporation, or any successor to either, or to interfere with the right of the Company or such Corporation or successor to discharge the employee at any time.

  11. Tax Withholding. If, at any time, the Company or any Related Corporation is required, under applicable laws and regulations, to withhold, or to make any deduction of any taxes or take any other action in connection with any exercise of an Option or transfer of shares of Stock, the Company or such Related Corporation shall have the right to deduct from all amounts paid in cash any taxes required by law to be withheld therefrom, and in the case of shares of Stock, the Optionee or his or her estate or Beneficiary shall be required to pay the Company or such Related Corporation the amount of taxes required to be withheld, or, in lieu thereof, the Company or such Related Corporation shall have the right to retain, or sell without notice, a sufficient number of shares of Stock to cover the amount required to be withheld, or to make other arrangements with respect to withholding as it shall deem appropriate.

  12. Governing Law. The Plan and all Options and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Washington, without regard to the conflict of laws principles thereof.

                            CELL THERAPEUTICS, INC.
                        ANNUAL MEETING OF SHAREHOLDERS
                                 June 18, 1997
          The Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints James A. Bianco, M.D., and Stephen Faciszewski, and each of them, as proxies, with full power of substitution, to represent and vote for and on behalf of the undersigned the number of shares of Common Stock of Cell Therapeutics, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on June 18, 1997, or at any adjournment thereof. The undersigned directs that this proxy be voted as follows:

1.  Election of Directors:

          FOR ALL NOMINEES                  WITHHOLD AUTHORITY
          (except as indicated to the       to vote for all nominees listed
          contrary below) ________          below _________

          Class III:  James A. Bianco, M.D., Jack W. Singer, M.D. and Mary
                      O'Neil Mundinger, D.P.H.
          Class II:   Wilfred E. Jaeger, M.D.
          Class I:    Jeremy L. Curnock Cook

    INSTRUCTION: To withhold authority to vote for a nominee, print that nominee's name in the following space: _____________________________________


2.  Approval of the amendments to the Company's 1994 Equity Incentive Plan.

              FOR __________  AGAINST __________  ABSTAIN ___________


3. Approval of the grants of stock options to non-employee Directors under the Company's 1994 Equity Incentive Plan.

              FOR __________  AGAINST __________  ABSTAIN ___________


4.  Approval of the amendment to the Company's 1996 Employee Stock Purchase
    Plan.

              FOR __________  AGAINST __________  ABSTAIN ___________

5. Ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1997.

                FOR _________  AGAINST __________  ABSTAIN _________

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEMS 2, 3, 4 AND 5.


    Please sign exactly as your name(s) appears on your stock certificate(s). When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

Dated: _____________, 1997


------------------------------------------
Print name of shareholder


------------------------------------------
Print name and title if signing for entity


------------------------------------------
Signature


------------------------------------------
Signature if held jointly





YOUR VOTE IS IMPORTANT.  PLEASE SIGN AND RETURN THIS PROXY PROMPTLY.